Exhibit 2.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in doubt about this Offer, you should consult an independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom, or another appropriately authorised independent financial adviser if you are taking advice in a territory outside the United Kingdom.

You should read the whole of this document. In addition, this document should be read in conjunction with the accompanying Form of Acceptance (if you hold Shares in certificated form).

If you have sold or otherwise transferred all of your Shares (other than pursuant to the Offer), please send this document and accompanying documentation (other than the personalised Form of Acceptance) as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction. If you have sold or otherwise transferred only part of your holding of Shares, you should retain these documents and consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

The release, publication and distribution of this document in or into jurisdictions other than the United Kingdom or the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about, and observe, any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Recommended Cash Offer

by

Valmont Group Pty Ltd

(a wholly-owned subsidiary of Valmont Industries, Inc.)

to acquire all the issued and to be issued ordinary share capital of

Delta plc

Your attention is drawn to the letter from the Chairman of Delta, set out in Part I of this document, which contains, amongst other things, an unanimous recommendation from the Delta Board that you accept the Offer.

If you hold your Shares in certificated form, to accept the Offer, the Form of Acceptance should be completed, signed and returned as soon as possible and, in any event, so as to be received by Equiniti, by no later than 1.00 p.m. (London time) on Wednesday 7 April 2010. The procedure for acceptance is set out in pages 20 to 21 of this document and in the accompanying Form of Acceptance.

If you hold your Shares in uncertificated form (that is, in CREST), to accept the Offer you should read pages 21 to 22 of this document and follow the procedure for electronic acceptance through CREST so that the TTE Instruction settles no later than 1.00 p.m. (London time) on Wednesday 7 April 2010. If you hold your Shares as a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE Instruction to CREST.

A copy of this document is available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Valmont’s website at www.valmont.com and Delta’s website at www.deltaplc.com while the Offer remains open for acceptances.

Credit Suisse, which is authorised and regulated by the Financial Services Authority, is acting for Valmont and the Offeror and for no one else in connection with the matters referred to in this document and will not be responsible to anyone other than Valmont and the Offeror for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to this matter, the content of this document or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this document, any statement contained herein or otherwise.

The Offer shall be made solely by the Offeror and neither Credit Suisse nor any of its respective affiliates are making the Offer.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Delta as financial adviser in relation to the Offer and is not acting for or advising any other person and accordingly will not be responsible to any person other than Delta for providing the protections afforded to the clients of Rothschild or for providing advice in relation to the contents of this document or any offer or arrangements referred to herein or otherwise. Neither Rothschild nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Rothschild in connection with this document, any statement contained herein or otherwise.

Overseas Shareholders

The distribution of this document in jurisdictions other than the United Kingdom or the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Unless otherwise determined by the Offeror, the Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of any Restricted Jurisdiction (as defined herein) and will not be capable of acceptance by any such use, means or facility or from within any such Restricted Jurisdiction. Accordingly, unless otherwise determined by the Offeror, copies of this document and any documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send any such documents in or into or from any such Restricted Jurisdiction, as doing so may invalidate any purported acceptance of the Offer. Any person (including, without limitation, custodians, nominees and trustees) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this document and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of any relevant jurisdiction. Neither the US Securities and Exchange Commission (the “SEC”) nor any US state securities commission has approved or disapproved this Offer or passed upon the adequacy or completeness of this document or any documentation relating to the Offer. Any representation to the contrary is a criminal offence.

This document has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

Notice to US holders of Shares

The Offer is for the securities of a corporation organised under the laws of England and is subject to the procedure and disclosure requirements of the United Kingdom, which are different from those of the United States. The Offer is being made in the United States pursuant to section 14(e) of, and Regulation 14E under, the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided by Rule 14d-1(d) under the Exchange Act and otherwise in accordance with the requirements of the Code. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, the offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws.

It may be difficult for US holders of Shares and other securities to enforce their rights and any claim arising out of the US federal securities laws, since the Offeror and Delta are located outside of the United States, and some or all of their officers and directors may be resident outside of the United States. US holders of Delta securities may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. Further, it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

To the extent permitted by applicable law, in accordance with, and to the extent permitted by, the Code and normal UK market practice and Rule 14e-5 under the Exchange Act, the Offeror or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, Shares, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Code and the rules of the London Stock Exchange, and Rule 14e-5 under the Exchange Act to the extent applicable. In addition, in accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the Exchange Act, Credit Suisse and its affiliates will continue to act as connected exempt principal traders in Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law, including Rule 14e-5 under the Exchange Act. Any information about such purchases will be disclosed on a next day basis to the Panel on Takeovers and Mergers and will be available from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com.

The receipt of cash pursuant to the Offer by a US Shareholder will be a taxable transaction for US federal income tax purposes. Please see paragraph 15 of Part II of this document for a discussion of certain UK and US federal income tax consequences of the Offer. Each holder of Delta securities is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

Forward-Looking Statements

This document, including information included in this document, contains “forward-looking statements” concerning Valmont, the Offeror and the Valmont Group and Delta and the Delta Group that are subject to risks and uncertainties. Information in this document relating to Delta has been compiled from published sources. Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies’ ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behaviour of other market participants. Neither Valmont nor the Offeror nor Delta can give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neither Valmont nor the Offeror nor Delta undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the Valmont Group, the Delta Group or the Enlarged Group following completion of the Offer unless otherwise stated.

Reduction of the Acceptance Condition

The Offer is conditional, amongst other things, on valid acceptances being received (and not, where permitted, withdrawn) by Wednesday 7 April 2010 (or such later date as the Offeror may, with the consent of the Panel or in accordance with the Code, decide) in respect of not less than 90 per cent. in nominal value of the Shares to which the Offer relates, or the voting rights attaching to those shares, or such lower percentage as the Offeror may decide, provided that such condition will not be satisfied unless the Offeror and/or any other members of the Valmont Group shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Delta (the “Acceptance Condition”). The Offeror reserves the right to reduce the percentage of Shares required to satisfy the Acceptance Condition at any time prior to all the Conditions being satisfied, fulfilled or, where permitted, waived.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Delta, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Delta, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of Delta by Valmont or Delta, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section (Dealing Disclosure Requirements) are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

TO ACCEPT THE OFFER

•                                If you hold your Shares in certificated form (that is, not in CREST), to accept the Offer you should complete the enclosed Form of Acceptance in accordance with paragraph 16.1 of Part II of this document (see pages 20 to 21) and Part C of Appendix I to this document. You must return the completed Form of Acceptance (along with your share certificate(s) and/or other documents of title) by post or by hand (during normal business hours only) to Equiniti, Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA as soon as possible and, in any event, so as to be received by Equiniti by 1:00 p.m. (London time) on Wednesday 7 April 2010. A first class reply-paid envelope is enclosed for your convenience.

•                                If you hold your Shares in uncertificated form (that is, in CREST), acceptance may only be made electronically through CREST by following the procedures set out in paragraph 16.2 of Part II of this document (see pages 21 to 22) and Part D of Appendix I to this document so that the TTE Instruction settles no later than 1.00 p.m. (London time) on Wednesday 7 April 2010. If you hold your Shares as a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary instruction to CREST.

•                                This document is sent to holders of Preference Shares and options or awards under the Delta Share Schemes for information only.

THE FIRST CLOSING DATE OF THE OFFER IS 1.00 P.M. ON WEDNESDAY 7 APRIL 2010.

If you require assistance, please telephone Equiniti on

0871 384 2050 or, if calling from overseas, +44 121 415 0259

Please note that, for legal reasons, Equiniti cannot give you any advice on the merits of the Offer or provide any personal financial, legal or taxation advice in connection with the Offer.

Calls to 0871 384 2050 are charged at 8p per minute (including VAT) from a BT landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones and calls may be recorded and monitored randomly for security and training purposes.

This page should be read in conjunction with the rest of the document. Your attention is drawn, in particular, to paragraph 16 of Part II of this document, which sets out in detail the procedures for acceptance of the Offer and to the conditions and further terms of the Offer set out in Appendix I to this document and in the Form of Acceptance. Shareholders are recommended to seek financial advice from their independent financial adviser authorised under the Financial Services and Markets Act 2000 if they are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser in the relevant jurisdiction.

PART I: LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF DELTA PLC

Directors: Steve Marshall Todd Atkinson Jon Kempster Andrew Walker Mark Lejman Paul Gismondi	Bridewell Gate 9 Bridewell Place London EC4V 6AW

Registered in England No. 26077

10 March 2010

To the holders of Shares and, for information only, to participants in the Delta Share Schemes and holders of Preference Shares

Dear Shareholder

RECOMMENDED CASH OFFER FOR DELTA PLC BY VALMONT GROUP PTY LTD

1.                            Introduction

On 4 March 2010, the Boards of Valmont Industries, Inc. (“Valmont”) and Delta announced that they had reached agreement on the terms of a recommended cash offer to be made by Valmont Group Pty Ltd (the “Offeror”), a wholly owned subsidiary of Valmont, for the entire issued and to be issued ordinary share capital of Delta.

I am now writing to you, on behalf of the Delta Directors, in order to explain the background to the Offer and the reasons why the Delta Directors, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable and are unanimously recommending that Shareholders accept the Offer, as they have irrevocably undertaken to do (or to procure) in respect of their own beneficial holdings of Shares. In providing financial advice to the Delta Directors, Rothschild has taken into account the commercial assessments of the Delta Directors.

This document sets out the detailed terms and conditions of the Offer and explains why we believe it is attractive to you and why you should accept it. This document also outlines the background to, and reasons for, the Offer, as well as Valmont’s strategy for the Delta Group going forward.

2.                            The Offer

The formal Offer is contained in the letter from the Chairman of Valmont on behalf of Valmont and the Offeror set out in Part II of this document. Further details of the Offer, and the actions you should take to accept it, are set out in that letter, Appendix I to this document and, in respect of certificated Shares, the accompanying Form of Acceptance, which should be read in conjunction with this document.

The Offeror is offering to acquire, on the terms and subject to the Conditions and further terms set out below, in Part II to this document, in Appendix I to this document and, in respect of certificated Shares, the Form of Acceptance, all the Shares on the following basis:

185 pence in cash                 for each Share.

The terms of the Offer value the entire of Delta’s existing issued ordinary share capital at approximately £284.5 million.

The Offer Price represents a premium of approximately:

•                                20.3 per cent. to the closing price of 153.8 pence for each Share on 3 March 2010, the Business Day prior to the date of the commencement of the Offer Period;

•                                24.7 per cent. to the average closing price of 148.4 pence for each Share for the month prior to and including 3 March 2010; and

•                                27.3 per cent. to the average closing price of 145.3 pence for each Share for the three months prior to and including 3 March 2010.

The Offer presents a good opportunity for Shareholders to realise their investment in Delta for cash, at a premium to Delta’s share price before the announcement of the Offer, within a relatively short timescale.

The Offer Price has been determined on the basis that no final dividend in respect of Delta’s ordinary share capital will be paid by Delta in respect of the year ended 31 December 2009.

The Offer relates only to the ordinary shares issued by Delta and does not extend to the Preference Shares.

3.                            Background to and reasons for recommending the Offer

Whilst the prospects for the Delta Group’s core businesses are good, the substantial cost implications of a full pension solution at the current time continues to limit the strategic options for the Delta Group. Delta EMD recently announced a process intended to realise value from its last remaining operation, Delta EMD South Africa, and Delta continues to explore disposal options for its 49 per cent. shareholding in MMC. These disposals, if made, will mark the successful completion of management’s strategy of focusing the Group on its core businesses and markets in Australia, Asia and the US.

The Delta Board, together with its advisers, has carefully evaluated the merits of the Offer against standalone alternatives including retaining the Delta Pension Scheme, completing the disposals of the Manganese Materials interests and continuing for the foreseeable future with the Delta Group in its current form. Under this scenario, investment in the core businesses would continue, as demonstrated by the new plants commissioned in both China and Australia during 2009. However, even allowing for foreseeable organic investment plans plus some greater success in identifying and delivering add-on acquisitions in our core markets within the Asia Pacific region, it is unlikely that the Delta Group’s net cash can be substantially deployed.

An alternative strategy for Delta, involving the pursuit of investment opportunities on a broader sectoral and geographic front, would represent a material change in the risk profile for existing investors. This would require prior shareholder consultation and necessitate a change in managerial and Delta Board focus.

Any solution for the Delta Pension Scheme remains uncertain in terms of its timing and in the ultimate cost to shareholders. Recent indications are that the cost of buying out the Delta Group’s liabilities in respect of the Delta Pension Scheme would absorb most of the Delta Group’s current cash balances and there is no assurance that this cost will reduce over time.

In assessing the relative merits of these alternatives, the Delta Board, together with its advisers, has taken into account the implicit uncertainties and risks associated with each strategy. In addition, the Delta Board has considered the significant constraint presented by the Delta Pension Scheme on Delta’s ability to return capital to Shareholders.

The Delta Board believes that the Offer represents an attractive cash value and certainty to Shareholders. Accordingly, the Delta Board believes the Offer represents a good opportunity for Shareholders to realise the value of their investment within a short timeframe at a premium to Delta’s share price before the announcement of the Offer.

The Delta Board are therefore unanimously recommending that Shareholders accept the Offer as the Delta Directors have irrevocably undertaken to do in respect of their own beneficial interests in Shares.

4.                            Irrevocable undertakings

Your attention is drawn to paragraph 4 of the letter from the Chairman of Valmont on behalf of Valmont and the Offeror set out in Part II of this document regarding the fact that the Offeror has received irrevocable undertakings to accept, or procure acceptance of, the Offer from the Delta Directors in respect of, in aggregate, 362,627 Shares, representing approximately 0.24 per cent. of Delta’s existing issued ordinary share capital. These undertakings will remain binding in the event of a competing offer being made for Delta and will cease to be binding only if the Offer lapses or is withdrawn.

Further details of these irrevocable undertakings are set out in paragraph 4 of Appendix IV to this document.

5.                            Delta’s management, employees and locations

Valmont has confirmed to the Delta Board that, based on the information presently known to it and subject to the comments below in relation to Delta’s interests in the Manganese Materials businesses, it intends to continue the businesses of Delta, including supporting Delta’s current activities. Valmont has also confirmed to the Delta Board that there are currently no planned major restructurings or changes in location of Delta’s operations and places of business; however, in time it is expected that the responsibilities of the Delta Group’s London head office will transfer to other locations and management team members. Valmont is aware of the sale process commenced in relation to Delta EMD South Africa and that Delta continues to explore disposal options for its 49 per cent. stake in MMC, and has confirmed that it intends to continue to be supportive of these processes.

Valmont has stated that if the Offer becomes or is declared unconditional in all respects, it intends that the existing employment rights and terms and conditions, including accrued pension rights, of the Delta Group employees will continue to be safeguarded in accordance with statutory and contractual requirements.

Your attention is further drawn to paragraph 10 of the letter from the Chairman of Valmont on behalf of Valmont and the Offeror set out in Part II of this document.

6.                            Current financial and trading prospects

The Delta Group’s profit after tax for the year ended 31 December 2009 from continuing operations and before exceptional items improved by 9.1 per cent. compared to the year ended 31 December 2008 to £37.1 million (2008: £34.0 million), providing basic earnings per share from continuing operations and before exceptional items of 20.2 pence (2008: 18.2 pence). This improvement was made against difficult global economic conditions, with favourable exchange rates and with revenue of £333.0 million (2008: £330.8 million).

The Delta Group’s total profit for the year ended 31 December 2009 included £2.6 million of exceptional profit, whereas the year ended 31 December 2008 included £37.2 million of exceptional loss, including a £48.8 million charge related to the 2008 de-scaling and de-risking of the Delta Pension Plan. Including exceptional items and discontinued operations, the Delta Group’s profit for the year was £39.7 million (2008: loss of £3.2 million), providing basic earnings per ordinary share attributable to equity shareholders of 21.2 pence (2008: basic loss per share of 6.0 pence).

The Delta Group’s net cash generated from operating activities after taxation totalled £73.8 million for the year ended 31 December 2009 (2008: £39.0 million), providing a year end net cash balance of £146.9 million (2008: £109.6 million) of which £122.0 million was held in wholly owned subsidiaries.

Absent significant economic growth and provided input costs remain stable, the Delta Group’s businesses are expected to continue to perform in line with the second half of 2009.

7.                            Delta Share Schemes

The Offer extends to any Shares which are unconditionally allotted or issued and fully paid (or credited as fully paid) on or before the date on which the Offer closes (or such earlier date as the Offeror may, subject to the Code, decide) pursuant to the exercise of existing options or the vesting of existing awards granted under the Delta Share Schemes, following the Offer becoming or being declared unconditional in all respects.

To the extent that such options or awards are not exercised or do not vest, and if the Offer becomes or is declared unconditional in all respects, it is intended that appropriate proposals will be made as soon as practicable to holders of options and awards under the Delta Share Schemes. The Offeror will not make any proposals in respect of options or awards that have been exercised or have vested or that have lapsed. Participants in the Delta Share Schemes will be written to regarding how the Offer will affect their rights under those schemes and, where applicable, the actions they can take in respect of their options and/or awards.

Your attention is further drawn to paragraph 11 of the letter from the Chairman of Valmont on behalf of Valmont and the Offeror set out in Part II of this document.

8.                            Inducement fee and other arrangements

Delta has agreed that it will pay to Valmont an amount of £2,873,355.37 (inclusive, in certain circumstances, of VAT if applicable) (being an amount equal to one per cent. of the value of Delta calculated by reference to the Offer Price and the fully diluted ordinary share capital of Delta in accordance with Rule 21.2 of the Code) in certain circumstances. Delta has further agreed that it will not pay or agree to pay any form of inducement fee, break fee or similar fee in relation to any Competing Proposal.

Delta has undertaken to Valmont, amongst other things, that it will not solicit, facilitate, encourage or otherwise seek to procure any Competing Proposal. In addition, Delta has agreed not to disclose information to any third party in connection with a possible Competing Proposal except in certain limited circumstances. In circumstances where Delta does disclose information to a third party, it has agreed to make available to Valmont any such information not already provided to Valmont.

Delta has agreed to notify Valmont promptly of, and provide Valmont with details of, any approach made to Delta, or announcement in relation to a Competing Proposal or any request for information received under Rule 20.2 of the Code or otherwise. Delta has also agreed not to take certain actions (including any change or withdrawal of the recommendation of the Offer) with respect to any Competing Proposal or in relation to the Offer for a period of 48 hours from the time it notifies Valmont of the approach or announcement.

Delta has agreed that it will not declare, pay or make any dividend (including, without limitation, in respect of the year ended 31 December 2009) or other distribution, whether payable in cash or otherwise in relation to the ordinary share capital of Delta before the Offer closes or, if earlier, the time at which the Offer lapses or is withdrawn.

Further details of the inducement fee and other arrangements are set out in paragraph 8 of the letter from the Chairman of Valmont in Part II of this document.

9.                            Compulsory acquisition, delisting, cancellation of trading and re- registration

Your attention is drawn to paragraph 14 of the letter from the Chairman of Valmont on behalf of Valmont and the Offeror set out in Part II of this document in relation to the Offeror’s intentions with regard to the compulsory acquisition, de-listing and cancellation of trading in Shares and re- registration following the Offer becoming unconditional in all respects. Such cancellation and delisting will significantly reduce the liquidity and marketability of any Shares not assented to the Offer.

10.                     Taxation

Your attention is drawn to the information in relation to certain limited aspects of the taxation of certain UK and US Shareholders in paragraph 15 of the letter from the Chairman of Valmont on behalf of Valmont and the Offeror set out in Part II of this document. If you are in any doubt as to your tax position or if you are subject to taxation in a jurisdiction outside of the UK or the US, you should seek appropriate independent professional advice immediately.

11.                     Action to be taken

Your attention is drawn to the letter from the Chairman of Valmont on behalf of Valmont and the Offeror set out in Part II of this document, the Appendices to this document and, if your Shares are held in certificated form, the accompanying Form of Acceptance, and in particular to the procedure for acceptance of the Offer, which is set out in paragraph 16 of the letter from the Chairman of Valmont.

Your decision as to whether to accept the Offer will depend upon your individual circumstances. If you are in any doubt as to the action you should take, you should seek your own independent financial advice.

If you hold your Shares in certificated form, you are urged to complete, sign and return the Form of Acceptance and other required documents and take such other actions as are described in the procedures set out paragraph 16.1 of the letter from the Chairman of Valmont and Part C of Appendix I to this document in order to accept the Offer.

If you hold your Shares in uncertificated form (that is, in CREST) you are urged to ensure that your Electronic Acceptance is made by you or on your behalf and take such other actions as are described in the procedures set out in paragraph 16.2 of the letter from the Chairman of Valmont and Part D of Appendix I to this document in order to accept the Offer.

12.                     Further information

For further information, please see the letter from the Chairman of Valmont on behalf of Valmont and the Offeror in Part II of this document and the terms and conditions of the Offer contained in Appendix I to this document. Your attention is also drawn to the further information contained in Appendices II to IV of this document.

13.                     Recommendation

The Delta Directors, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable. In providing advice to the Delta Directors, Rothschild has taken into account the commercial assessments of the Delta Directors. Rothschild is acting as the independent financial adviser to Delta for the purposes of providing independent advice to the Directors of Delta on the Offer under Rule 3 of the Code.

Accordingly, the Delta Directors unanimously recommend that Shareholders accept the Offer, as the Delta Directors have irrevocably undertaken to do in respect of their own beneficial shareholdings which amount, in aggregate, to 362,627 Shares, representing approximately 0.24 per cent. of the existing issued ordinary share capital of Delta.

Shareholders who wish to accept the Offer are strongly recommended to consider this document and to take their own independent advice having regard to their own particular circumstances and investment objectives before deciding whether to accept the Offer.

Yours faithfully,

for and on behalf of the Delta Board

Steve Marshall
Chairman
Delta plc

PART II: LETTER FROM THE CHAIRMAN OF VALMONT

Valmont Industries, Inc.
(a company incorporated in the United States in the state of Delaware)

Directors of Valmont: Mogens C. Bay Thomas F. Madison Glen Barton Kaj den Daas Dr. Stephen R. Lewis, Jr Daniel P. Neary Ambassador Clark T. Randt, Jr. Walter Scott, Jr. Kenneth E. Stinson	One Valmont Plaza Omaha Nebraska 68154 United States

10 March 2010

To the holders of Shares and, for information only, to participants in the Delta Share Schemes and holders of Preference Shares

Dear Shareholder

RECOMMENDED CASH OFFER FOR DELTA PLC

1.                            Introduction

On 4 March 2010, the Boards of Valmont and Delta announced that they had reached agreement on the terms of a recommended cash offer to be made by the Offeror, a wholly owned subsidiary of Valmont, for the entire issued and to be issued ordinary share capital of Delta.

This document, and the accompanying Form of Acceptance (in respect of certificated Shares), sets out the detailed terms and conditions of the Offer and, amongst other things, summary information on Delta and Valmont.

Shareholders who accept the Offer will be entitled to receive 185 pence in cash per Share. The Offer values the entire existing issued and to be issued ordinary share capital of Delta at approximately £284.5 million.

Acceptances of the Offer should be received as soon as possible and, in any event, by no later than 1.00 p.m. (London time) on Wednesday 7 April 2010.

Please read carefully paragraph 16 below which sets out the procedures for acceptance of the Offer. Your attention is drawn, in particular, to the conditions and further terms of the Offer set out in Appendix I to this document and, if you hold certificated Shares, in the Form of Acceptance.

Your attention is drawn to the letter from Steve Marshall, the Chairman of Delta, set out in Part I of this document, which sets out the reasons why the Delta Board is unanimously recommending that all Shareholders accept the Offer.

2.                            The Offer

The Offeror is offering to acquire, on the terms and subject to the Conditions and further terms set out below and in Appendix I to this document and, in the case of certificated Shares, the accompanying Form of Acceptance, all of the Shares on the following basis:

185 pence in cash   for each Share.

On this basis, the Offer values Delta’s existing issued ordinary share capital at approximately £284.5 million.

The Offer Price represents a premium of approximately:

•                                20.3 per cent. to the closing price of 153.8 pence for each Share on 3 March 2010, the Business Day prior to the date of the commencement of the Offer Period;

•                                24.7 per cent. to the average closing price of 148.4 pence for each Share for the month prior to and including 3 March 2010; and

•                                27.3 per cent. to the average closing price of 145.3 pence for each Share for the three months prior to and including 3 March 2010.

The Offer presents a good opportunity for Shareholders to realise their investment in Delta for cash, at a premium to Delta’s share price before the announcement of the Offer, within a relatively short timescale.

The Offer Price has been determined on the basis that no final dividend in respect of the ordinary share capital of Delta will be paid by Delta in respect of the year ended 31 December 2009.

The Offer extends to all Shares unconditionally allotted or issued and fully paid on the date of the Offer (excluding any Treasury Shares except to the extent these cease to be held as Treasury Shares before such date as the Offeror may determine) and any Shares which are unconditionally allotted or issued and fully paid (including pursuant to the exercise of options under the Delta Share Schemes) before the date on which the Offer closes or such earlier date as the Offeror may, subject to the Code, decide, not being earlier than the date on which the Offer becomes unconditional as to acceptances.

The Shares will be acquired by the Offeror fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at the date of this document or thereafter attaching thereto, including, without limitation, the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the commencement of the Offer Period in respect of the Shares. If any dividend or other distribution in respect of the Shares is declared, paid or made the Offeror reserves the right to reduce the consideration payable for each Share under the terms of the Offer by the amount per Share of such dividend or distribution.

The Offer relates only to the ordinary shares issued by Delta and does not extend to the Preference Shares.

Further terms and conditions of the Offer are set out in Appendix I to this document and, in the case of certificated Shares, in the accompanying Form of Acceptance.

The procedure for acceptance of the Offer is set out in paragraph 16 of this letter.

For summary information on certain limited aspects of the United Kingdom taxation consequences of accepting the Offer for Shareholders resident in the UK and the US for tax purposes, please refer to paragraph 15 of this letter.

3.                            Recommendation

Your attention is drawn to the letter of recommendation from the Chairman of Delta in Part I of this document. That letter sets out the reasons why the Delta Directors, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable and unanimously recommend all Shareholders to accept the Offer, as the Delta Directors have irrevocably undertaken to do in respect of their own beneficial shareholdings which amount, in aggregate, to 362,627 Shares, representing approximately 0.24 per cent. of the existing issued ordinary share capital of Delta.

4.                            Irrevocable undertakings

The Offeror has received irrevocable undertakings to accept (or procure acceptances of) the Offer from the Delta Directors in respect of, in aggregate, 362,627 Shares representing approximately 0.24 per cent. of Delta’s issued ordinary share capital. These undertakings will remain binding in the event of a competing offer being made for Delta and will cease to be binding only if the Offer lapses or is withdrawn.

Further details of the irrevocable undertakings are set out in paragraph 4 of Appendix IV to this document.

5.                            Background to and reasons for the Offer

The acquisition of Delta represents an opportunity for Valmont to add additional scale outside the United States in Valmont’s core infrastructure markets and to add new growth platforms in strong, fast growing markets. The acquisition of Delta will provide scope for enhanced growth of the Enlarged Group’s structures businesses as a result of a greater range of products and a wider geographical presence than the two standalone groups are currently able to provide.

6.                            Information on the Offeror and the Valmont Group

The Valmont Group was founded in 1946 and is a diversified global producer of fabricated metal products and a leading producer of metal and concrete pole and tower structures through its Engineered Support Structures and Utilities Support Structures businesses. The Valmont Group is also a global producer of mechanized irrigation systems through its Irrigation business.

The Valmont Group’s pole and tower structures are sold through its Engineered Support Structures business and support a broad range of outdoor lighting, traffic control fixtures and wireless communication equipment. The steel and concrete (and hybrid) pole structures, sold through the Valmont Group’s Utilities Support Structures business, support electrical transmission, substation and distribution lines and related power distribution equipment.

The Valmont Group’s Irrigation business produces mechanized irrigation equipment and related parts, which delivers water, chemical fertilizers and pesticides to agricultural crops, under the “Valley” brand name.

The Valmont Group also provides metal coating services, including galvanizing, anodizing, powder coating and e-coating through its Coatings business, for a wide range of materials and products.

The Valmont Group’s customers and end-users of its products include state and federal governments, contractors, utility and telecommunications companies, manufacturers of commercial lighting fixtures and large farms as well as the general manufacturing sector.

In 2009, approximately 25 per cent. of the Valmont Group’s total sales were either sold in markets or produced by the Valmont Group’s manufacturing plants outside of North America.

For the financial years ending 27 December 2008 and 26 December 2009, Valmont reported (all on a consolidated basis) revenues of USD1,907 million and USD1,787 million respectively, and net attributable earnings of USD132.4 million and USD150.6 million respectively. As at 26 December 2009, Valmont reported net assets of USD808 million.

On 16 February 2010, Valmont’s fourth quarter results announcement included an outlook statement for 2010 which explained that Valmont expected earnings to decline around 25 per cent. from earnings in 2009.

Valmont’s shares are traded on the New York Stock Exchange (ticker: VMI). Based on the closing middle-market price of USD81.96 per Valmont common share on 9 March 2010 (being the latest practicable date before the publication of this document), Valmont had a market capitalisation of approximately USD2.2 billion.

Upon the Offer becoming or being declared wholly unconditional, Delta’s accounts will be reclassified to conform with US GAAP. Certain adjustments, including balance sheet items related to income taxes and other contingencies will be made as part of this process. These items were considered as part of Valmont’s evaluation of the Delta businesses.

The financial impact of the acquisition of Delta pursuant to the Offer will depend on a number of variables, including the number of Shares acquired pursuant to the Offer. Based on Valmont’s assumptions, Valmont estimates that the transaction will be accretive to earnings per share in 2011. These statements do not constitute a profit forecast and should not be interpreted to mean that the earnings per Valmont share in any financial period, or any other financial metrics, will necessarily match or be greater than those for the relevant preceding period.

The Offeror is an indirectly wholly owned subsidiary of Valmont, incorporated in Australia, established for the purposes of making the Offer.

Published audited accounts for Valmont for the financial years ending 27 December 2008 and 26 December 2009 are available in English on Valmont’s website, www.valmont.com, as referenced in Appendix III.

7.                            Information on Delta and the Delta Group

The Delta Group is an international group headquartered in the UK and listed on the London Stock Exchange (ticker: DLTA) with manufacturing operations employing over 2,500 people in Australia, Asia, South Africa and the United States.

Delta’s businesses include Engineered Steel Products, Galvanizing Services and Manganese Materials.

Delta’s Engineered Steel Products businesses produce road safety barrier systems, power transmission and distribution, lighting and telecommunications poles, industrial grating and access systems, architectural sunscreen systems and forged steel grinding media.

Delta’s Galvanizing Services businesses provide hot dip galvanizing services at plants in Australia, Asia and the United States. Delta also reclaims zinc from ash and dross, and produces zinc alloys and oxides.

Delta’s interests in Manganese Materials businesses comprise substantial shareholdings in Delta EMD, a company listed on the Johannesburg Stock Exchange and a leading global supplier of Electrolytic Manganese Dioxide for use in the manufacture of disposable batteries, and in MMC, a leading global supplier of manganese metal for use in the production of steel, aluminum and electronic components.

For the financial year ended 31 December 2009, Delta reported revenues of £333.0 million, operating profit from continuing operations before exceptional items of £46.6 million and profit after tax from continuing operations before exceptional items of £37.1 million. For the financial year ended 31 December 2009, Delta reported net assets of £225.7 million.

Your attention is drawn to the financial information in respect of the Delta Group which is incorporated by reference in Appendix II of this document.

8.                            Non-solicitation, inducement fee and other arrangements

8.1                     Non-solicitation agreement

Valmont and Delta have entered into a non-solicitation agreement dated 25 January 2010, under which Delta has agreed and undertaken to Valmont, amongst other things, that it shall, and shall procure that none of its associates shall, directly or indirectly:

(A)                     not solicit any Competing Proposal;

(B)                     not facilitate, encourage or otherwise seek to procure any Competing Proposal, except where the Delta Board has received an unsolicited approach and not to take such action in respect of such approach would be in breach of the fiduciary duties of the Delta Directors;

(C)                     not enter into, continue or participate in any discussions, communications, correspondence or negotiations which relate or may reasonably be expected to lead to a Competing Proposal unless such discussions, communications, correspondence or negotiations are as a response by the Delta Board to unsolicited approaches and the Delta Board has taken certain action in relation to the conduct of such Competing Proposal;

(D)                     not disclose information relating to Delta to any third party in connection with a possible Competing Proposal other than (i) pursuant to Rule 20.2 of the Code or (ii) when required by virtue of their fiduciary duties or (iii) as required by law or regulation;

(E)                      immediately (or in any event within one day) notify Valmont in writing of the fact of any request received under Rule 20.2 of the Code to provide any information to a third party investigating a Competing Proposal or that it or its associates have received a bona fide proposal or approach from a third party in relation to a Competing Proposal; and

(F)                       make available to Valmont any information disclosed to a third party in relation to a Competing Proposal which has not already been provided to Valmont.

8.2                     Inducement fee agreement

Delta and Valmont have entered into an agreement dated 4 March 2010 which contains, amongst other things, certain obligations and commitments in relation to the implementation of the Offer and arrangements relating to the payment of a inducement fee by Delta in certain circumstances.

Inducement fee

Delta has agreed to pay Valmont an amount of £2,873,355.37 (inclusive, in certain circumstances, of VAT if applicable), being an amount equal to one per cent. of the value of Delta calculated by reference to the Offer Price and the fully diluted ordinary share capital of Delta in accordance with Rule 21.2 of the Code, in the event that:

(A)                     the Delta Directors (i) withdraw or adversely modify the terms of their recommendation of the Offer, (ii) recommend a Competing Proposal or (iii) agree or resolve to take any such action and, in each case, the Offer lapses or is withdrawn; or

(B)                     one or more Competing Proposals are formally announced and one of such Competing Proposals subsequently becomes or is declared unconditional in all respects or is completed.

Delta has further agreed that it will not pay or agree to pay any form of inducement fee, break fee or similar fee in relation to any Competing Proposal.

Nothing in the inducement fee agreement obliges Delta to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code.

Competing Proposals

Delta has agreed to provide Valmont, promptly, and in any event within one day, with details as to price, form of consideration, timetable and conditionality of any approach made to Delta or any announcement in relation to a Competing Proposal or any request for information received under Rule 20.2 of the Code. Delta has also agreed not to take certain actions (including any change or withdrawal of the recommendation) with respect to any Competing Proposal or in relation to the Offer for a period of 48 hours from the time it notifies Valmont of the approach or announcement.

No payment of final dividend

Delta has agreed that it will not declare, pay or make any dividend (including, without limitation, in respect of the year ended 31 December 2009) or other distribution, whether payable in cash or otherwise in relation to the ordinary share capital of Delta before the Offer closes or, if earlier, the time at which the Offer lapses or is withdrawn.

Provision of information

Delta has agreed that it will, and will procure that its executive directors, senior managers, personnel and advisers will, provide Valmont with such information as is required to effect any bond offering or other offering of debt securities by the Valmont Group and any loan syndication by the Valmont Group which it may propose to effect or enter into during the course of the Offer and that it will assist and co-operate with Valmont in order to obtain from Delta’s auditors customary consents and comfort letters in connection with any such bond offering or other debt financing.

9.                            Financing of the Offer

The cash consideration payable by the Offeror under the terms of the Offer will be funded from Valmont’s existing cash resources and from committed debt financing for the Offer to be provided by Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

Credit Suisse is satisfied that sufficient financial resources are available to the Offeror to satisfy in full the cash consideration payable under the terms of the Offer.

10.                     Delta management, employees and locations

Based on the information presently known to it and subject to the comments below in relation to Delta’s interests in the Manganese Materials businesses, Valmont intends to continue the businesses of Delta, including supporting Delta’s current activities. Valmont has confirmed to the Delta Board that there are currently no planned major restructurings or changes in location of Delta’s operations and places of business; however, in time it is expected that the responsibilities of the Delta Group’s London head office will transfer to other locations and management team members. Valmont is aware of the sale process commenced in relation to Delta EMD South Africa and that Delta continues to explore disposal options for its 49 per cent. stake in MMC, and Valmont intends to continue to be supportive of these processes.

If the Offer becomes or is declared unconditional in all respects, Valmont intends that the existing employment rights and terms and conditions, including accrued pension rights, of the Delta Group employees will continue to be safeguarded in accordance with statutory and contractual requirements.

No incentivisation arrangements have been proposed to any member of Delta’s management who is interested in Shares.

11.                     Delta Share Schemes

The Offer extends to any Shares which are unconditionally allotted or issued and fully paid (or credited as fully paid) on or before the date on which the Offer closes (or such earlier date as the Offeror may, subject to the Code, decide) pursuant to the exercise of existing options or the vesting of existing awards granted under the Delta Share Schemes, following the Offer becoming or being declared unconditional in all respects.

To the extent that such options or awards are not exercised or do not vest, and if the Offer becomes or is declared unconditional in all respects, it is intended that appropriate proposals will be made in writing as soon as practicable to holders of options and awards under the Delta Share Schemes. The Offeror will not make any proposals to participants of Delta Share Schemes in respect of options that have been exercised, or options or awards that have lapsed. Participants in the Delta Share Schemes will be written to regarding the effect of the Offer on their rights under those schemes and, where applicable, the actions they can take in respect of these options and/or awards.

12.                     Conditionality of the Offer

The Offer is subject to the Conditions and the further terms set out in Appendix I to this document. The Offer is conditional upon, amongst other things:

•                                the Offeror receiving valid acceptances of the Offer in respect of not less than 90 per cent. of the Shares to which the Offer relates (or such lower percentage as the Offeror may decide provided that such Condition will not be satisfied unless the Offeror and/or any other members of the Valmont Group have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Delta);

•                                all filings having been made and all or any appropriate waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations thereunder having expired, lapsed or been terminated as appropriate, in each case in respect of the proposed acquisition of any Shares or control of Delta by the Offeror or any member of the Valmont Group; and

•                                the Australian Competition and Consumer Commission advising the Offeror in writing, in terms satisfactory to the Offeror, that it does not propose to intervene in or seek to prevent the proposed acquisition pursuant to s.50 of the Trade Practices Act 1974 (Cth).

Valmont believes that no material anti-trust or regulatory issues are likely to arise in relation to the Offer.

Valmont has agreed with Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, under the terms of the credit agreement referred to in paragraph 9 above, that it will not, without their consent, (i) waive or modify the US competition Condition described above, or (ii) except as required to do so under the Code, by the Panel or by law, waive, amend or vary any Condition in any material respect to the extent that such action would be materially adverse to the lenders under the credit agreement.

13.                     Disclosure of interests in Delta

As at the close of business on 9 March 2010 (the latest practicable Business Day prior to the date of this document), and save for the irrevocable undertakings referred to in paragraph 4 of this letter, neither the Offeror, nor any of the directors of the Offeror, nor, so far as the Offeror is aware, any person acting in concert (within the meaning of the Code) with the Offeror has any interest in, owns or has owned or controls or has controlled any Shares or any securities convertible or exchangeable into Shares (including pursuant to any short or long exposure, whether conditional or absolute, to changes in the prices of securities) or any rights to subscribe for or purchase the same, or holds or has held any options (including traded options) in respect of, or has or has had any option to acquire, any Shares or has entered into any derivatives referenced to Shares (“Relevant Shares”) which remain outstanding, nor does any such person have or has any such person had any arrangement in relation to Relevant Shares. An “arrangement” for these purposes also includes any indemnity or option arrangement, or any agreement or understanding, formal or informal, of whatever nature, relating to Relevant Shares which may be an inducement to deal or refrain from dealing in such securities, or any borrowing or lending of Relevant Shares that have not been on-lent or sold.

14.                     Compulsory acquisition, delisting, cancellation of trading and re-registration

If the Offeror receives acceptances of the Offer in respect of, or otherwise acquires, 90 per cent. or more of the Shares to which the Offer relates and assuming all other Conditions of the Offer have been satisfied or waived (if they are capable of being waived), the Offeror intends to exercise its rights pursuant to the provisions of sections 979 to 991 (inclusive) of the Companies Act to acquire compulsorily the remaining Shares to which the Offer relates on the same terms as the Offer.

If the Offer becomes or is declared unconditional in all respects and the Offeror receives acceptances of the Offer which result in the Offeror and/or any other members of the Valmont Group holding Shares carrying in aggregate more than 75 per cent. of the total number of Shares, Valmont intends to procure that Delta applies to the UK Listing Authority for the cancellation of listing of Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of Shares on its main market for listed securities. It is anticipated that the cancellation of listing on the Official List and cancellation of trading on the London Stock Exchange will take effect no earlier than 20 Business Days after the date on which the Offeror has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire Shares carrying 75 per cent. of the voting rights attaching to the issued ordinary share capital of Delta. Such cancellation and delisting will significantly reduce the liquidity and marketability of any Shares not assented to the Offer.

Following such cancellation and delisting, Valmont intends to procure that Delta re-registers from a public limited company to a private limited company.

15.                     Taxation

15.1              United Kingdom taxation

The comments set out below summarise certain limited aspects of the UK taxation consequences of acceptance of the Offer. The comments are intended as a general guide only and do not purport to be a complete analysis of all tax considerations relating to the Offer. They are based on current UK legislation and what is understood to be current published practice of HM Revenue & Customs, both of which are subject to change, possibly with retrospective effect.

The comments apply only to Shareholders who are resident or, in the case of individual Shareholders, ordinarily resident for tax purposes in the UK (except insofar as express reference is made to the treatment of non-UK resident Shareholders), who hold Shares as an investment (other than under an individual savings account), who are the absolute beneficial owners of their Shares and who have not (and are not deemed to have) acquired their Shares by reason of an office or employment. These comments apply only to certain categories of Shareholders and, in particular, may not apply to persons such as market makers, brokers, dealers, intermediaries, persons connected with depositary arrangements or clearance services, collective investment schemes and insurance companies to whom special rules may apply.

Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult an appropriate independent professional tax adviser immediately.

UK taxation of chargeable gains

The sale of Shares by a Shareholder who is resident or, in the case of an individual Shareholder, ordinarily resident, in the UK for tax purposes pursuant to the Offer will constitute a disposal, or part disposal, of his shareholding, which may give rise to a liability to UK taxation of chargeable gains. A Shareholder’s liability to UK taxation of chargeable gains in respect of the disposal of Shares will depend on that Shareholder’s individual circumstances (including the availability of exemptions, reliefs and allowable losses) and, in particular, the Shareholder’s base cost.

Chargeable gains arising on disposals of Shares by individual Shareholders will be taxed at a flat rate of 18 per cent. Individual Shareholders should note that, from 6 April 2008, taper relief and indexation allowance no longer apply to reduce any chargeable gain. The capital gains annual exemption (£10,100 for the tax year 2009/10) will be available to individual Shareholders to offset any chargeable gain (to the extent it has not already been utilised).

For Shareholders within the charge to UK corporation tax (but which do not qualify for the substantial shareholding exemption in respect of their Shares), indexation allowance may be available in respect of the full period of ownership of the Shares to reduce any chargeable gain arising (but not to create or increase any allowable loss) on the disposal of their Shares.

Delta Share Schemes

Special tax provisions may apply to Shareholders who have acquired or acquire their Shares by exercising options under the Delta Share Schemes, including provisions imposing a charge to UK income tax when such an option is exercised. Such Shareholders are advised to seek independent professional advice.

UK stamp duty and stamp duty reserve tax (“SDRT”)

No UK stamp duty or SDRT will generally be payable by Shareholders as a result of accepting the Offer.

15.2              United States taxation

US IRS Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, Shareholders are hereby notified that: (a) any discussion of US federal tax issues contained or referred to in this document or any document referred to herein is not intended or written to be used, and cannot be used by Shareholders for the purpose of avoiding penalties that may be imposed on them under the US Internal Revenue Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) Shareholders should seek advice based on their particular circumstances from an independent tax adviser.

The following is a general discussion of certain material United States federal income tax consequences to a US Shareholder (as defined below) who disposes of Shares pursuant to the Offer.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed US Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This section also only applies to a US Shareholder who holds its Shares as capital assets as defined for US federal income tax purposes. This section does not describe any US state, local or foreign tax consequences of the Offer. Hence, each US Shareholder should consult its independent tax adviser with respect to the foreign, US state and local tax consequences arising from a disposition of Shares.

This section does not apply to a US Shareholder if such holder is a member of a special class of holders subject to special rules, including: a broker or dealer in securities or currencies; a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings; a financial institution; a tax-exempt organisation; an insurance company; a person liable for alternative minimum tax; a person that actually or constructively owns 10 per cent. or more of Delta’s Shares; a person that holds Shares as part of a straddle or a hedging or conversion transaction; or a person whose functional currency is not the US Dollar; a controlled foreign corporation; a passive foreign investment company; a US expatriate; a corporation that accumulates earnings to avoid US federal income tax; and a person who acquired Shares upon the exercise of an employee share option, employee share purchase right or otherwise in connection with employment.

For the purposes of this discussion, a person or entity is a US Shareholder if it is a beneficial owner of Shares and it is: a citizen or resident of the United States; a US domestic corporation; an estate whose income is subject to US federal income tax regardless of its source; or a trust if: (i) a US court can exercise primary supervision over the trust’s administration and one or more US persons are authorised to control all substantial decisions of the trust; or (ii) the trust was in existence on 20 August 1996, and has a valid election in effect under applicable US Treasury regulations to be treated as a United States person.

If an entity or arrangement that is treated as a partnership for US federal income tax purposes holds Shares, the US federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the activities of the partnership. Such a partner should consult its tax adviser with regard to the US and other tax consequences of the Offer.

Consequences of the Offer

If you are a US Shareholder and you sell your Shares pursuant to the Offer, you will recognise capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the US Dollar value of the amount that you realise and your tax basis, determined in US Dollars, in your Shares. A US Shareholder’s tax basis in its Shares is generally equal to the cost (in US Dollars) of such holder’s acquisition of its Shares. Capital gain of a non-corporate US holder that is recognised in taxable years beginning before 1 January 2011 is generally taxed at a maximum rate of 15 per cent. where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. US Shareholders should consult their own tax advisers regarding the potential applicability of special sourcing rules to them. The deductibility of capital losses is subject to limitations.

US Shareholders that receive pounds sterling upon the disposition of their Shares pursuant to the Offer will have a tax basis in such pounds sterling equal to the US Dollar value of the pounds sterling at the time of disposition. In general, any gain or loss realised upon a subsequent disposition of the pounds sterling (including upon an exchange for US Dollars) will be ordinary income or loss and will be US source income or loss for US foreign tax credit purposes.

If Delta were to be treated as a passive foreign investment company (a “PFIC”) for US federal income tax purposes at any time during a US Shareholder’s holding period for such holder’s Shares, then, unless such holder has elected to be taxed annually on a mark - to - market basis with respect to such holder’s Shares, gain recognized on the sale of such holder’s Shares pursuant to the Offer would in general not be treated as capital gain. Instead, the holder would be treated as if it had realised such gain rateably over its holding period for the Shares and would be taxed at the highest tax rate in effect for each such year to which gain was allocated, together with an interest charge in respect of the tax attributable to each such year.

Backup Withholding

A US Shareholder whose Shares are tendered and accepted for payment pursuant to the Offer may be subject to information reporting and may also be subject to backup withholding at the rate of 28 per cent. with respect to the gross proceeds from the sale of such Shares, unless such US Shareholder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides to the person from whom payment is received its correct taxpayer identification number (which, for example, in the case of an individual, is his or her social security number, and, in the case of a corporation, is its employer identification number), certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the information reporting and backup withholding rules. A US Shareholder can satisfy these requirements by completing and submitting an Internal Revenue Service (“IRS”) Form W-9 to Equiniti. Non-US Shareholders may be required to complete an IRS Form W-8BEN, Form W-8ECI, or Form W-8IMY, as appropriate, to establish their exempt status as non-US Shareholders. These forms may be obtained from the IRS at its website: www.irs.gov. A US Shareholder who does not provide the payer with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax; any amount so withheld may be credited against the US Shareholder’s US federal income tax liability. If backup withholding tax results in an overpayment of US federal income taxes, a refund may be obtained from the IRS, provided that the required information is furnished to the IRS.

16.                     Procedure for acceptance of the Offer

Shareholders who hold their Shares in certificated form (that is, not in CREST) should read paragraph 16.1 of this section and the Form of Acceptance and Part C of Appendix I to this document.

Shareholders who hold their Shares in uncertificated form (that is, in CREST) should read paragraph 16.2 of this section and Part D of Appendix I to this document.

If your Shares are in the course of being converted from uncertificated to certificated form, or from certificated to uncertificated form, please refer to paragraph 16.3 below.

If you are in any doubt as to the procedure for acceptance or if you require additional Forms of Acceptance, please contact Equiniti by telephone on 0871 384 2050 or, if calling from overseas, +44 121 415 0259*. Please note that Equiniti cannot provide financial advice on the merits of the Offer or as to whether or not you should take up your entitlement. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

16.1              Shares in certificated form (that is, not in CREST)

(A)                     Completion of Form of Acceptance

Holders of Shares in certificated form (that is, not in CREST) may only accept the Offer in respect of such Shares by completing and returning the enclosed Form of Acceptance. Holders of Shares held in certificated form but under different designations, should complete a separate Form of Acceptance for each designation.

To accept the Offer in respect of all of your Shares, you must mark an “X” in Box 1A of the Form of Acceptance. To accept the Offer in respect of less than all your Shares, you must insert in Box 1B of the Form of Acceptance such lesser number of Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. If you do not insert a number in Box 1B of the Form of Acceptance, or if you insert in Box 1B a number which is greater than the number of Shares that you hold, or if you mark an “X” in Box 1A and enter a number in Box 1B, and you have signed Box 2, your acceptance will be deemed to be in respect of all the Shares held by you.

In all cases, you must sign Box 2 of the Form of Acceptance in accordance with the instructions printed on the Form of Acceptance. In the case of Shareholders who are individuals, you must sign Box 2 of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed on it. Shareholders that are corporations should sign Box 2 in accordance with the instructions printed on the Form of Acceptance.

If appropriate, you should also complete Boxes 3 and 4.

(B)                     Return of Form of Acceptance

If you hold your Shares in certificated form, to accept the Offer, the Form of Acceptance must be completed, signed and returned together with the relevant share certificate(s) or other documents of title.

The completed and signed Form of Acceptance, together with your share certificate(s) for your Shares and/or other document(s) of title, should be sent by post or delivered by hand (during normal business hours only) to Equiniti, Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA as soon as possible but, in any event, so as to be received by no later than 1.00 p.m. (London time) on Wednesday 7 April 2010.

A first class reply-paid envelope is enclosed for your convenience for documents lodged by post from within the United Kingdom. No acknowledgement of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

*            Calls to 0871 384 2050 are charged at 8p per minute (including VAT) from a BT landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones and calls may be recorded and monitored randomly for security and training purposes.

Any Form of Acceptance contained in an envelope postmarked in any Restricted Jurisdiction or otherwise appearing to the Offeror or its agents to have been sent from any Restricted Jurisdiction will not constitute a valid acceptance of the Offer. For further information relating to overseas Shareholders, see paragraph 18 of this Part II, paragraph 6 of Part B of Appendix I to this document and the relevant provisions of the Form of Acceptance.

(C)                     Share certificates not readily available or lost

If your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive no later than 1.00 p.m. on Wednesday 7 April 2010, together with any share certificate(s) and/or other document(s) of title that you may have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible afterwards. No acknowledgement of receipt of documents will be given. If you have lost your certificate(s) and/or other document(s) of title, you should write as soon as possible to Delta’s registrars, Equiniti, Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, asking for a letter of indemnity in respect of lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Equiniti in the manner referred to in paragraph (B) above.

(D)                     Validity of acceptances

Without prejudice to Appendix I to this document and the Form of Acceptance, and subject to the Code, the Offeror reserves the right to treat as valid, in whole or in part, any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer will be made until after the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to the Offeror or its agents have been received.

16.2              Shares in uncertificated form

(A)                     General

Holders of Shares in uncertificated form (that is, in CREST) may only accept the Offer in respect of such Shares by TTE Instruction in accordance with this paragraph (A) and, if those Shares are held under different member account IDs, such holders should send a separate TTE Instruction for each member account ID.

If your Shares are in CREST, to accept the Offer you should take (or procure to be taken) the action set out below to transfer the Shares in respect of which you wish to accept the Offer to the appropriate escrow balances (that is, send a TTE Instruction) specifying Equiniti (in its capacity as a CREST participant under its relevant participant ID referred to below) as the Escrow Agent, as soon as possible and, in any event, so that the TTE Instruction settles by not later than 1.00 p.m. on Wednesday 7 April 2010. You should note that settlement cannot take place at weekends or bank holidays (or such other times as at which the CREST system is non-operational) and you should therefore ensure that you time the input of any TTE Instruction accordingly.

The input and settlement of a TTE Instruction in accordance with this paragraph (A) will (subject to satisfying the requirements set out in Parts B and D of Appendix I to this document) constitute an acceptance of the Offer in respect of the number of Shares so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Shares are held. In addition, only your CREST sponsor will be able to send the TTE Instruction to Euroclear in relation to your Shares.

By submitting a TTE Instruction, the Shareholder for whom the acceptance is made represents that he has read and understood Part D of Appendix I to this document and agrees to be bound by the terms therein.

After settlement of the TTE Instruction, you will not be able to access the Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the Shares concerned to itself in accordance with paragraph (E) of Part D of Appendix I to this document.

You are recommended to refer to the CREST manual published by Euroclear for further information on the CREST procedures outlined above.

You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should ensure that all necessary action is taken by you

(or by your CREST sponsor) to enable a TTE Instruction relating to your Shares to settle prior to 1.00 p.m. on Wednesday 7 April 2010. In this regard, you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

(B)                     To accept the Offer

To accept the Offer in respect of Shares held in uncertificated form, you should send (or if you are a CREST sponsored member, procure that your CREST sponsor sends) to Euroclear a TTE Instruction in relation to such Shares.

A TTE Instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfer to escrow and must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

•                                the ISIN number for the Shares. This is GB0002615069;

•                                the number of Shares in respect of which you wish to accept the Offer in its basic form (i.e. the number of Shares to be transferred to escrow);

•                                your member account ID;

•                                your participant ID;

•                                the participant ID of the Escrow Agent. This is 6RA43;

•                                the member account ID of the Escrow Agent for the Offer in its basic terms. This is VALDEL01;

•                                the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. on Wednesday 7 April 2010;

•                                the corporate action number of the Offer in its basic terms which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

•                                input with standard delivery instruction priority of 80; and

•                                your contact name and telephone number inserted in the shared note field.

(C)                     Validity of acceptances

A Form of Acceptance which is received in respect of Shares held in uncertificated form will not constitute a valid acceptance and will be disregarded. Holders of Shares in uncertificated form who wish to accept the Offer should note that a TTE instruction will only be a valid acceptance of the Offer as at the relevant closing date if it has settled on or before 1.00 p.m. (London time) on that date.

Without prejudice to Appendix I to this document and the Form of Acceptance, and subject to the Code, the Offeror reserves the right to treat as valid, in whole or in part, any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction. In that event, no payment of cash under the Offer will be made until after the TTE instruction or indemnities satisfactory to the Offeror have been received.

16.3              Conversion of Shares into or out of certificated form

Normal CREST procedures (including timings) will apply in relation to any Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Shares or otherwise). Shareholders who are proposing to convert any such Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) as soon as possible and in any event prior to 1.00 p.m. on Wednesday 7 April 2010.

16.4              General

The Shares will be acquired pursuant to the Offer fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at 4 March 2010 or thereafter attaching thereto, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this document, accordingly. If any dividend or other distribution is declared, paid or made on or after the date of this document, the Offeror reserves the right to reduce the price of the Offer by the amount of such dividend or distribution, subject to such extensions of the Offer Period and other provisions of applicable law as in each case may be required thereunder.

All documents and remittances sent by, to or from Shareholders or their appointed agents will be sent at their own risk.

The Offeror will make an appropriate announcement if any of the details contained in this paragraph 16 are altered for any reason in any respect that is material for Shareholders.

17.                     Settlement

Subject to the Offer becoming or being declared wholly unconditional (except as provided in paragraph 6 of Part B of Appendix I to this document in the case of Shareholders who are not resident in the UK or the United States), settlement of the consideration to which any Shareholder is entitled under the Offer will be despatched to validly accepting Shareholders (i) in the case of acceptances received, valid and complete in all respects, by the date on which the Offer becomes or is declared wholly unconditional, within 14 days of such date; or (ii) in the case of acceptances received, valid and complete in all respects, after the date on which the Offer becomes or is declared wholly unconditional but while the Offer remains open for acceptance, within 14 days of such receipt, and in either case in the manner described below.

17.1              Shares in certificated form (that is, not in CREST)

Where an acceptance relates to Shares in certificated form, settlement of any consideration to which the accepting Shareholder is entitled will be despatched by first class post (or by such other method as the Panel may approve) but not in, into or from any Restricted Jurisdiction. All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

In the case of joint holders of Shares, those cheques will be despatched to the joint holder whose name appears first in the register of members. All documents and remittances will be sent at the risk of the person or persons entitled thereto.

17.2              Shares in uncertificated form (that is, in CREST)

Where an acceptance relates to Shares in uncertificated form, settlement of any consideration to which the accepting Shareholder (or the first named Shareholder in the case of joint holders) is entitled will be paid by means of a CREST payment in favour of the accepting Shareholder’s payment bank in respect of the consideration due, in accordance with the CREST payment arrangements. The Offeror reserves the right to settle all or any part of the consideration referred to in this paragraph (B), for all or any accepting Shareholder(s), in the manner referred to in paragraph (A) above, if for any reason it wishes to do so.

17.3              Lapsing or withdrawal of the Offer

If the Offer does not become or is not declared wholly unconditional and the Offer lapses (i) in the case of Shares in certificated form, completed Forms of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other methods as the Panel may approve), within 14 days of the Offer lapsing, to the person or agent whose name and address is set out in Box 4 of the Form of Acceptance, or, if none is set out, to the first named holder at his or her registered address (in all cases outside the Restricted Jurisdictions) and (ii) in the case of Shares in uncertificated form, the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days of the Offer lapsing, as the Panel may approve), give TFE Instructions to Euroclear to transfer all relevant Shares held in escrow balances, and in relation to which it is the Escrow Agent for the purposes of the Offer, to the original available balances of the Shareholders concerned.

18.                     Overseas Shareholders

The attention of Shareholders who are citizens or residents of jurisdictions outside the United Kingdom or the United States (and any person, including without limitation, any custodian, nominee or trustee who may have an obligation to forward any document in connection with the Offer outside the United Kingdom or the United States) is drawn to paragraph 6 of Part B and to paragraph (D) of Part C of Appendix I to this document and to the relevant provisions of the Form of Acceptance and to paragraph (C) of Part D of Appendix I to this document (for holders of Shares in uncertificated form).

The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdiction. Persons who are subject to the laws of any jurisdiction other than the United Kingdom, the federal laws of the United States and the state securities laws of the United States should inform themselves about the laws of any such relevant jurisdictions and observe any applicable requirements.

Unless otherwise determined by the Offeror, the Offer referred to in this document and the accompanying documents is not being made, directly or indirectly, in, into or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any Restricted Jurisdiction. This document does not constitute an offer in any Restricted Jurisdiction and the Offer should not be accepted by any such use, means, instrumentality or facilities or otherwise from or within any Restricted Jurisdiction. Accordingly, copies of this document are not being, and must not be, mailed, transmitted, or otherwise distributed in whole or in part, in, into or from any Restricted Jurisdiction and persons receiving this document (including, without limitation, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in, into or from any Restricted Jurisdiction. Doing so may render invalid any purported acceptance of the Offer. Notwithstanding the foregoing, the Offeror will retain the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.

All Shareholders (including, without limitation, nominees, trustees or custodians) who intend to forward this document and the accompanying documents to any jurisdiction outside the United Kingdom or the United States should read paragraph 6 of Part B of Appendix I to this document and seek appropriate advice before taking any action.

Accordingly:

•                                accepting Shareholders who hold their Shares in certificated form (that is, not in CREST) who are unable to give the representations and warranties set out in paragraph (D) of Part C of Appendix I to this document and who put “No” in Box 3 of the Form of Acceptance will be deemed not to have validly accepted the Offer; and

•                                accepting Shareholders who hold their Shares in uncertificated form (that is, in CREST) who are unable to give the representations and warranties set out in paragraph (C) of Part D of Appendix I to this document will not be able to validly accept the Offer.

19.                     Withdrawal rights

Shareholders have the ability to withdraw their acceptances only in limited circumstances to the extent permitted by applicable law and the Code, as is further described in paragraph 3 of Part B of Appendix I of this document.

20.                     Actions to be taken

To accept the Offer in respect of certificated Shares you must complete the Form of Acceptance in accordance with the instructions printed on it and return it together with your share certificate(s) or other document(s) of title to Equiniti by post at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA or, by hand (only during normal business hours) as soon as possible, but in any event so as to arrive by no later than 1.00 p.m. (London time) on Wednesday 7 April 2010. The procedure for acceptance is set out in paragraph 16.1 of this letter and in the Form of Acceptance.

Acceptances in respect of uncertificated Shares should be made electronically through CREST so that the TTE instruction settles not later than 1.00 p.m. (London time) on Wednesday 7 April 2010 in accordance with the procedure set out above in paragraph 16.2 of this letter.

21.                     Further information

The Offer will initially remain open for acceptance until 1.00 p.m. on Wednesday 7 April 2010. The terms and conditions of the Offer are set out in full in Appendix I to this document. Your attention is also drawn to Appendices II to IV which form part of this document and, if you hold Shares in certificated form (that is, not in CREST), to the accompanying Form of Acceptance.

The Valmont Board and the Offeror Board believe the Offer is attractive to Shareholders and provides a good opportunity to realise the value of their investment at a premium to Delta’s share price prior to the announcement of the Offer within a short timeframe.

Yours faithfully,

for and on behalf of Valmont and the Offeror

Mogens Bay
Chairman and Chief Executive Officer of Valmont

APPENDIX I

CONDITIONS AND TERMS OF THE OFFER

PART A: CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

1.         Conditions of the Offer

The Offer is subject to the following Conditions:

(A)       valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. (London time) on the first closing date of the Offer (or such later time(s) and/or date(s) as the Offeror may, with the consent of the Panel or in accordance with the Code, decide) in respect of not less than 90 per cent. (or such lower percentage as the Offeror may decide) (1) in nominal value of the Shares to which the Offer relates, and (2) of the voting rights attached to those shares, provided that this condition shall not be satisfied unless the Offeror and/or any other members of the Wider Valmont Group shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Delta. For the purposes of this Condition:

(i)       shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the register of members of Delta;

(ii)      the expression “Shares to which the Offer relates” shall be construed in accordance with Part 28 of the Companies Act; and

(iii)     Shares that cease to be held in treasury before the Offer becomes or is declared unconditional as to acceptances are Shares to which the Offer relates;

(B) (i)  all filings having been made and all or any appropriate waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the proposed acquisition of any Shares or control of Delta by the Offeror or any member of the Valmont Group; and

(ii)      the Australian Competition and Consumer Commission advising the Offeror in writing, in terms satisfactory to the Offeror, that:

(a)      it does not propose to intervene in or seek to prevent the proposed acquisition of Delta by the Offeror pursuant to section 50 of the Trade Practices Act 1974 (Cth); or

(b)      it does not, subject to the provision of undertakings, intend to intervene in or seek to oppose the proposed acquisition of Delta by the Offeror pursuant to section 50 of the Trade Practices Act 1974 (Cth), and those undertakings are reasonably acceptable to the Offeror;

(C)       save as disclosed in Delta’s annual report and accounts for the financial year ended 31 December 2008 or in Delta’s interim report for the half year ended 30 June 2009 or as publicly announced by Delta in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of the commencement of the Offer Period or as otherwise fairly disclosed to Valmont or its advisers by or on behalf of Delta in writing prior to the date of the commencement of the Offer Period, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Delta Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which, in consequence of the Offer or the proposed acquisition of any shares or other securities in Delta or because of a change in the control or management of Delta or otherwise, could or might result in (to an extent which is material in the context of the Wider Delta Group taken as a whole):

(i)       any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness pursuant to facilities which are available to such member as at the date of the commencement of the Offer Period being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)      any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder, in any case, otherwise than in the ordinary course of business;

(iii)     any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(iv)     the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)      the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

(vi)     the financial or trading position or prospects of any such member being prejudiced or adversely affected;

(vii)    any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)   the creation of any liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Delta Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this Condition;

(D)       no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other similar body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might be expected to:

(i)       require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider Valmont Group or any member of the Wider Delta Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof in a manner or to an extent which is material in the context of the Wider Valmont Group or the Wider Delta Group, respectively, taken as a whole;

(ii)      require, prevent or materially delay the divestiture by any member of the Wider Valmont Group of any shares or other securities in Delta;

(iii)     impose any limitation on, or result in a delay in, the ability of any member of the Wider Valmont Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Delta Group or the Wider Valmont Group or to exercise management control over any such member thereof in a manner or to an extent which is material in the context of the Wider Valmont Group or the Wider Delta Group, respectively, taken as a whole;

(iv)     otherwise adversely affect the business, assets, profits or prospects of any member of the Wider Valmont Group or of any member of the Wider Delta Group in a manner or to an extent which is material in the context of the Wider Valmont Group or the Wider Delta Group, respectively, taken as a whole;

(v)      make the Offer or its implementation or the acquisition or proposed acquisition by the Offeror or any member of the Wider Valmont Group of any shares or other securities in, or control of, Delta void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)     except in connection with the Offer, require any member of the Wider Valmont Group or the Wider Delta Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Delta Group or the Wider Valmont Group owned by any third party;

(vii)    impose any material limitation on the ability of any member of the Wider Valmont Group or the Wider Delta Group to integrate or co-ordinate its business, or any part of it, with the businesses of any other members of the Wider Delta Group or the Wider Valmont Group respectively; or

(viii)   result in any member of the Wider Delta Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Shares having expired, lapsed or been terminated;

(E)       all necessary filings or applications having been made in connection with the Offer and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the Wider Valmont Group of any shares or other securities in, or control of, Delta and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions, waiver of pre-emption rights and approvals (“Authorisations”) necessary or reasonably deemed appropriate by the Offeror or Valmont for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, Delta by any member of the Wider Valmont Group having been obtained from all appropriate Third Parties or persons with whom any member of the Wider Delta Group has entered into contractual arrangements and all such Authorisations, together with all material Authorisations necessary or appropriate to permit or enable any member of the Wider Delta Group to carry on its business remaining in full force and effect in such case where the absence of such authorisation could have a material adverse effect on the Wider Delta Group taken as a whole, and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional;

(F)        except as disclosed in Delta’s interim report for the half year ended 30 June 2009 or publicly announced by Delta in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of the commencement of the Offer Period or as otherwise fairly disclosed to Valmont or its advisers by or on behalf of Delta in writing prior to the date of the commencement of the Offer Period, no member of the Wider Delta Group having, since 30 June 2009:

(i)       save as between Delta and wholly owned subsidiaries of Delta or between subsidiaries (directly or indirectly) wholly-owned by Delta or for Shares issued pursuant to the exercise of options granted under the Delta Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)      save as between Delta and wholly owned subsidiaries of Delta or between subsidiaries (directly or indirectly) wholly-owned by Delta or for the grant of options under the Delta Share Schemes in the ordinary course, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)     other than to another member of the Delta Group and save in the case of Delta EMD, MMC and Donhad Pty Ltd and dividend payments in accordance with the rights attaching to the Preference Shares, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)     save for intra-Delta Group transactions between subsidiaries (directly or indirectly) wholly-owned by Delta, merged with or demerged from any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)      save for intra-Delta Group transactions between subsidiaries (directly or indirectly) wholly-owned by Delta, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)     issued, authorised or proposed the issue of any debentures or other debt securities or, save in the ordinary course of business, incurred or increased any indebtedness or become subject to any material contingent liability;

(vii)    purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(viii)   implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

(ix)     entered into or materially changed the terms of any contract with any director or senior executive of a member of the Delta Group;

(x)      entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is outside of the ordinary course of business and of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Wider Delta Group or the Wider Valmont Group or which involves or could involve an obligation of such a nature or magnitude;

(xi)     (other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xii)    entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider Delta Group or the Wider Valmont Group other than to a nature and extent which is normal in the context of the business concerned;

(xiii)   waived or compromised any claim otherwise than of an immaterial amount in the ordinary course of business;

(xiv)   otherwise than in the ordinary course of business, entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

(xv)    having made or agreed or consented to any change to:

(a)      the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Delta Group for its directors, employees or their dependents;

(b)      the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(c)      the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(d)      the terms or basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or met (including, without limitation, any changes which relate to or result from any purchase of a bulk annuity or longevity or financial hedging instrument in respect of some or all of those liabilities); or

(xvi)   proposed, agreed to provide or modified the terms of any Delta Share Scheme or other incentive scheme relating to the employment or termination of employment of any person employed by the Delta Group;

(G)       except as disclosed in Delta’s interim report for the half year ended 30 June 2009 or publicly announced by Delta in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of the commencement of the Offer Period or as otherwise fairly disclosed to Valmont or its advisers by or on behalf of Delta in writing prior to the date of the commencement of the Offer Period, since 30 June 2009:

(i)         no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Delta Group which is material in the context of the Wider Delta Group taken as a whole;

(ii)        no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Delta Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Delta Group having been instituted announced or threatened or remaining outstanding in respect of any member of the Wider Delta Group which, in any such case, could reasonably be expected to have a material adverse effect on the Wider Delta Group taken as a whole;

(iii)       no contingent or other liability having arisen or become apparent to the Offeror which, in any such case, could reasonably be expected to have a material adverse effect on the Wider Delta Group taken as a whole; and

(iv)       no steps having been taken which will or might reasonably be expected to result in the withdrawal, cancellation, termination or material adverse modification of any licence held by any member of the Wider Delta Group which is necessary for the proper carrying on of its business;

(H)       the Offeror not having discovered:

(i)         that any financial, business or other information concerning the Wider Delta Group as contained in the information publicly disclosed (and not publicly corrected) by means of an announcement on a Regulatory Information Service at any time by or on behalf of any member of the Wider Delta Group prior to the date of the commencement of the Offer Period is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)        that any member of the Wider Delta Group or a partnership, company or other entity in which any member of the Wider Delta Group has a significant economic interest and which is not a subsidiary undertaking of Delta is subject to any material liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Delta for the year ended 31 December 2008 or Delta’s interim report for the half year ended 30 June 2009; or

(iii)       any information which materially and adversely affects the import of any information disclosed to Valmont at any time by or on behalf of any member of the Wider Delta Group; and

(I)        except as disclosed in Delta’s annual report and accounts for the financial year ended 31 December 2008 or in Delta’s interim report for the half year ended 30 June 2009 or as publicly announced by Delta in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of the commencement of the Offer Period or as otherwise fairly disclosed to Valmont or its advisers by or on behalf of Delta in writing prior to the date of the commencement of the Offer Period, the Offeror not having discovered that (to an extent which is material in the context of the Wider Delta Group taken as a whole):

(i)         any past or present member of the Wider Delta Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Delta Group; or

(ii)        there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Delta Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Delta Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction.

2.         Certain further terms of the Offer

(A)       The Offeror reserves the right to waive, in whole or in part, all or any of the Conditions above, except for Condition 1(A).

(B)       Conditions 1(B) to 1(I) (inclusive) must be fulfilled, or waived, by midnight on the 21st day after the later of Wednesday 7 April 2010 and the date on which Condition 1(A) is fulfilled (or in each such case such later date as the Offeror may, with the consent of the Panel, decide). The Offeror shall be under no obligation to waive or treat as satisfied any of Conditions 1(B) to 1(I) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that the other Conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

(C)       If the Offeror is required by the Panel to make an offer for Shares under the provisions of Rule 9 of the Code, the Offeror may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

(D)       Shares acquired under the Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of the commencement of the Offer Period. Accordingly, insofar as a dividend and/or a distribution and/or a return of capital is proposed, declared, made, paid or becomes payable by Delta in respect of a Share on or after the date of the commencement of the Offer Period and prior to the Offer becoming or being declared unconditional in all respects or lapsing of being withdrawn, the price payable under the Offer in respect of a Share will be reduced by the amount of the dividend and/or distribution and/or return of capital except insofar as the Share is or will be transferred pursuant to the Offer on a basis which entitles the Offeror alone to receive the dividend and/or distribution and/or return of capital and to retain it. To the extent that a reduction in the price payable pursuant to the Offer in respect of a Share is to apply in respect of a dividend and/or distribution and/or return of capital but that reduction in price has not been effected, the person to whom the Offer Price is paid in respect of that Share will be obliged to account to the Offeror for the amount of such dividend or distribution or return of capital.

(E)       The Offeror reserves the right, with the agreement of the Delta Board and the Panel (if required), to elect to implement the Offer by way of scheme(s) of arrangement pursuant to Part 26 of the Companies Act. In such event, such offer will be implemented on the same terms (subject to appropriate amendments as may be required by law or regulation), so far as applicable, as those that would apply to the Offer. In particular, Condition 1(A) will not apply and the Scheme will become effective and binding following:

(i)         approval of the Scheme at the court meeting (or any adjournment thereof) by a majority of the Shareholders present and voting either in person or by proxy representing 75 per cent. or more in value of Shareholders;

(ii)        the resolutions required to approve and implement the Scheme being those set out in the notice of general meeting of the Shareholders being passed by the requisite majority at such general meeting; and

(iii)       the sanction of the Scheme and confirmation of any associated reduction of capital by the court (in each case with or without modification, and any such modification to be on terms reasonably acceptable to Delta and the Offeror) and an office copy of the order of the court sanctioning the Scheme and confirming the cancellation of share capital which forms part of it being delivered for registration to the Registrar of Companies and being registered by him.

(F)        If the Offer lapses it will cease to be capable of further acceptance. Shareholders who have accepted the Offer and the Offeror shall then cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

(G)       The availability of the Offer to persons not resident in the United Kingdom or in the United States may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom or in the United States should inform themselves about and observe any applicable requirements.

(H)       The Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of, any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction.

(I)        The Offer is governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in this Appendix I and, in the case of certificated Shares, the Form of Acceptance).

(J)        If:

(i)         the Offeror waives, in whole or in part, all or any of the Conditions above (excluding Condition 1(A)), as set out in paragraph 2(A) above; or

(ii)        the Offeror is required by the Panel to make an offer for Shares under the provisions of Rule 9 of the Code, and the Offeror alters any of the above Conditions as necessary to comply with the provisions of that Rule; or

(iii)       the price payable under the Offer in respect of a Share is reduced by the amount of a dividend and/or a distribution and/or a return of capital (where the Share is or will not be transferred pursuant to the Offer on a basis which entitles the Offeror alone to receive the dividend and/or distribution and/or return of capital and to retain it), as set out in paragraph 2(D)above, the Offeror will extend the Offer Period and take such further action as required by the Panel, the Code or other applicable law.

(K)       The Offer will lapse (unless otherwise agreed by the Panel) if it is referred to:

(i)         the Competition Commission;

(ii)        a serious doubts investigation under Article 6(1)(c) of Council Regulation (EC) 139/2004; or

(iii)       the Competition Commission following a reference back by the European Commission to a competent authority in the United Kingdom under Article 9 of Council Regulation (EC) 139/2004,

before 1.00 p.m. on Wednesday 7 April 2010 or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later.

PART B: FURTHER TERMS OF THE OFFER

Except where the context otherwise requires, any reference in Parts B, C or D of this Appendix I and in the Form of Acceptance to:

(a)        the “Offer” includes any revision, variation or renewal thereof or extension thereto;

(b)        the “acceptance condition” means the condition set out in paragraph 1(A) of Part A of this Appendix I;

(c)        to the “Offer becoming unconditional” means the acceptance condition being or becoming or being declared satisfied whether or not any other condition of the Offer remains to be fulfilled and references to the Offer having become or not become unconditional shall be construed accordingly;

(d)        “acceptances of the Offer” includes deemed acceptances of the Offer; and

(e)        “acting in concert with the Offeror” shall mean any such person acting or deemed to be acting in concert with the Offeror for the purposes of the Code and/or the Offer.

The expression “Offer Period” when used in this document means the period commencing on 4 March 2010 until whichever of the following shall be the latest:

(a)        1.00 p.m. on Wednesday 7 April 2010;

(b)        the time and date on which the Offer becomes unconditional; and

(c)        the time and date on which the Offer lapses.

1.         Acceptance period

(A)       The Offer will initially be open for acceptance until 1.00 p.m. on Wednesday 7 April 2010. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days, or such longer period as may be required by applicable law (or such other period as may be permitted by the Panel), from the date of despatching written notification of the revision to Shareholders. Except with the consent of the Panel, no revision of the Offer may be made or posted to Shareholders after Sunday 25 April 2010 or, if later, the date falling 14 days prior to the last date on which the Offer can become unconditional.

(B)       The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on Sunday 9 May 2010 (or any earlier time and/or date beyond which the Offeror has announced that the Offer will not be extended unless the Offeror has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date), nor of being kept open for acceptance after that time and date, unless it has previously become unconditional, provided that, in any case, the Offeror reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to any later time or date. Except with the consent of the Panel, the Offeror may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Shares made after 1.00 p.m. on Sunday 9 May 2010 (or any earlier time and/or date beyond which the Offeror has announced that the Offer will not be extended unless the Offeror has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date) or, if the Offer is so extended, any such later time(s) and/or date(s) as may be agreed with the Panel. If the latest time at which the Offer may become unconditional is extended beyond midnight on Sunday 9 May 2010, acceptances received and purchases of Shares made in respect of which the relevant documents are received by Equiniti after 1.00 p.m. on the relevant day may (except where the Code otherwise permits) only be taken into account with the agreement of the Panel.

(C)       If the Offer becomes unconditional, the Offer will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated, by or on behalf of the Offeror, that the Offer will remain open until further notice, then not less than 14 days’ notice in writing will be given prior to the closing of the Offer to those Shareholders who have not accepted the Offer.

(D)       If a competitive situation arises (as determined by the Panel) after a “no increase” or “no extension” statement has been made by the Offeror in relation to the Offer, the Offeror may, if it has specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel, withdraw and choose not to be bound by such statement and be free to revise or extend the Offer provided that it complies with the requirements of the Code and in particular that:

(i)         it announces such withdrawal and that it is free to extend or revise the Offer (as appropriate) as soon as possible (and in any event within four Business Days after the announcement of the competing offer or other competitive situation) and notifies Shareholders in writing thereof at the earliest practicable opportunity or, in the case of Shareholders with registered addresses outside the UK or the United States or whom the Offeror knows to be nominees, trustees or custodians holding Shares for such persons, by announcement in the UK and the United States at the earliest practicable opportunity; and

(ii)        any Shareholders who accepted the Offer after the date of the “no extension” or “no increase” statement are given a right of withdrawal in accordance with paragraph 3(E) below of this Part B of Appendix I.

(E)       The Offeror may, if it has reserved the right to do so, choose not to be bound by the terms of a “no increase” or “no extension” statement if it would otherwise prevent the posting of an increased or improved offer (either as to value or nature of the consideration offered or otherwise) in any circumstances permitted by the Panel.

(F)        For the purpose of determining at any particular time whether the acceptance condition has been satisfied, the Offeror shall be entitled to take account only of those Shares carrying voting rights which have been unconditionally allotted or issued before that time and written notice of the allotment or issue of which, containing all the relevant details, has been received by Equiniti from Delta or its agents at the address specified in paragraph 3(B) below. Notification by telex, e-mail or facsimile transmission will not constitute written notice.

(G)       If a competitive situation arises (as determined by the Panel) and is continuing on Sunday 9 May 2010, the Offeror will enable holders of Shares in uncertificated form who have not already validly accepted the Offer but who have previously accepted a competing offer to accept the Offer by special form of acceptance to take effect on Sunday 9 May 2010. It shall be a condition of such special form of acceptance being a valid acceptance of the Offer that (i) it is received by Equiniti on or before Sunday 9 May 2010; (ii) the relevant Shareholder shall have applied to withdraw his acceptance of the competing offer but that the Shares to which such withdrawal relates shall not have been released from escrow before Sunday 9 May 2010 by the escrow agent to the competing offer; and (iii) the Shares to which the special form of acceptance relates are not transferred to escrow in accordance with the procedure for acceptance set out in paragraph 16.2(A) of Part II of this document on or before Sunday 9 May 2010, but an undertaking is given that they will be so transferred as soon as possible thereafter. Shareholders wishing to use such special forms of acceptance should apply to Equiniti on 0871 384 2050 (if calling from inside the UK) or +44 121 415 0259* (if calling from outside the UK) between 8.30 a.m. and 5.30 p.m. on the Business Day preceding Sunday 9 May 2010 in order that such forms can be despatched. Notwithstanding the right to use such special form of acceptance, holders of Shares in uncertificated form may not use a Form of Acceptance (or any other purported acceptance form) for the purpose of accepting the Offer in respect of such Shares.

(H)       The Offeror may, if it has reserved the right to do so and Delta makes an announcement of the kind referred to in Rule 31.9 of the Code after Sunday 18 April 2010, choose not to be bound by a “no increase” or a “no extension” statement and revise or extend the Offer with the consent of the Panel, provided that the Offeror complies with the requirements of the Code and other applicable law and in particular that notice to this effect is given as soon as possible (and in any event within four Business Days of the date of Delta’s announcement) and Shareholders (except those resident in Restricted Jurisdictions) are informed in writing at the earliest opportunity.

(I)        The Offeror reserves the right to reduce the percentage of Shares required to satisfy the acceptance condition at any time prior to all the Conditions being satisfied, fulfilled or, where permitted, waived, provided that such percentage shall not be reduced to below 50 per cent. of the voting rights then normally exercisable at general meetings of Delta.

2.         Announcements

(A)       Without prejudice to paragraph 3(B) of this Part B, by 8.00 a.m. on the Business Day (the “relevant day”) following the day on which the Offer is due to expire or the Offer becomes or is declared unconditional or the Offer is revised or extended, as the case may be (or such later time(s) or date(s) as the Panel may agree), the Offeror will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will (unless otherwise permitted by the Panel) also state (as nearly as practicable) the total number of Shares and rights over

*              Calls to 0871 384 2050 are charged at 8p per minute (including VAT) from a BT landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones and calls may be recorded and monitored randomly for security and training purposes.

Shares (including any interests in Shares):

(i)         for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from any person deemed to be acting in concert with the Offeror);

(ii)        acquired or agreed to be acquired by or on behalf of the Offeror or any person deemed to be acting in concert with the Offeror during the course of the Offer Period; and

(iii)       held by or on behalf of the Offeror or any person deemed to be acting in concert with the Offeror prior to the Offer Period,

and will specify the percentage of issued ordinary share capital represented by each of these figures.

(B)       Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. on the relevant day (or such later time and/or date as the Panel may agree). The announcement will state the next expiry date unless the Offer is then unconditional in which case a statement may instead be made that the Offer will remain open until further notice. In computing the number of Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes acceptances and purchases not in all respects in order or not accompanied by the relevant share certificates and/or other document(s) of title or not accompanied by the relevant TTE Instruction or which are subject to verification, provided that such acceptances or purchases shall not be included unless they could be counted towards fulfilling the acceptance condition in accordance with paragraphs 5(I) and 5(J) below.

(C)       In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of the Offeror include the release of an announcement to the press by public relations consultants or Credit Suisse, in each case on behalf of the Offeror, and the delivery by hand or telephone, telex or facsimile or other electronic transmission of an announcement to a Regulatory Information Service. An announcement made otherwise than to a Regulatory Information Service shall be notified simultaneously (unless the Panel agrees otherwise) to a Regulatory Information Service.

(D)       A copy of any announcement made by the Offeror in accordance with this paragraph 2 will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Valmont’s website at www.valmont.com as soon as possible after the making of such announcement and in any event by no later than 12 noon on the following Business Day and will remain on such website while the Offer remains open for acceptances.

(E)       Without limiting the manner in which the Offeror may choose to make any public announcement and, subject to the obligations of the Offeror under applicable law and paragraph 2(D), the Offeror will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a Regulatory Information Service.

3.         Rights of withdrawal

(A)       Except as provided by this paragraph 3 of this Part B of Appendix I, acceptances and elections under the Offer shall be irrevocable, except as described below or as otherwise may be required by applicable law.

(B)       If the Offeror, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (as defined in paragraph 2(A) above) (or such later time and/or date as the Panel may agree) with any of the other relevant requirements specified in paragraph 2(A) above, an accepting Shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance of the Offer by written notice signed by such Shareholder (or his agent duly appointed in writing and evidence of whose appointment satisfactory to the Offeror is produced with the notice) given by post or by hand (during normal business hours) to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, receiving such notice on behalf of the Offeror. Alternatively, in the case of Shares held in uncertificated form, withdrawals can also be effected in the manner set out in paragraph 3(H) of this Part B. Subject to paragraph 1(B) above, this right of withdrawal may be terminated not less than eight days after the relevant day (as defined in paragraph 2(A) above) by the Offeror confirming, if such be the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 2(A) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(C) above will run from the date of such confirmation and compliance.

(C)       If by 1.00 p.m. on Wednesday 28 April 2010 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting relevant Shareholder may withdraw his acceptance of the Offer at any time thereafter by written notice received by Equiniti on behalf of the Offeror at the address and in the manner referred to in paragraph 3(B) above (or, in the case of

Shares held in uncertificated form, in the manner set out in paragraph 3(H) of this Part B) before the earlier of:

(i)         the time when the Offer becomes unconditional; and

(ii)        the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 1(B) above.

(D)       If an accepting Shareholder withdraws his acceptance from the Offer, all documents of title and other documents lodged with the Form of Acceptance will be returned as soon as practicable following the receipt of withdrawal (and in any event within 14 days) and (if applicable) the Escrow Agent will immediately give instructions for the release of Shares held in escrow.

(E)       If a “no increase” and/or “no extension” statement has been withdrawn in accordance with paragraph 1(D) above, any Shareholder who accepts the Offer after such statement is made may withdraw his acceptance thereafter in the manner referred to in paragraph 3(B) above (or, in the case of Shares held in uncertificated form, in the manner set out in paragraph 3(H) of this Part B) not later than the eighth day after the date on which notice of the withdrawal of such statement is posted to Shareholders.

(F)        In this paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to the Offeror is produced with the notice). Telex, e-mail, facsimile or other electronic transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to the Offeror or its agents to have been sent from or otherwise evidences use of any means or instrumentality of interstate or foreign commerce of, any Restricted Jurisdiction will be treated as valid.

(G)       To be effective, a written notice of withdrawal must be received on a timely basis by Equiniti and must specify the name of the person who has tendered the Shares to be withdrawn and (if share certificates have been tendered) the name of the holder of the relevant Shares if different from the name of the person who tendered the Shares.

(H)       In the case of Shares held in uncertificated form, if withdrawals are permitted pursuant to paragraph 3(B), 3(C) or 3(E) of this Part B, an accepting Shareholder may withdraw his acceptance through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

(i)       the number of Shares to be withdrawn, together with their ISIN number (this is GB0002615069);

(ii)      the member account ID of the accepting shareholder, together with his participant ID;

(iii)     the member account ID of the Escrow Agent included in the relevant Electronic Acceptance, together with the Escrow Agent’s participant ID. This is 6RA43;

(iv)     the transaction reference number of the Electronic Acceptance to be withdrawn;

(v)      the intended settlement date for the withdrawal;

(vi)     the corporate action number for the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

(vii)    input with a standard delivery instruction priority of 80.

Any such withdrawal will be conditional upon Equiniti verifying that the withdrawal request is validly made. Accordingly, Equiniti will on behalf of the Offeror reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(I)        Shares in respect of which acceptances have been properly withdrawn in accordance with this paragraph 3 may subsequently be re-assented to the Offer by following one of the procedures described in paragraph 16 of Part II of this document at any time while the Offer remains open for acceptance.

(J)        All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, whose determination, except as may be determined otherwise by the Panel, will be final and binding. None of the Offeror, Equiniti or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notice.

4.         Revised offer

(A)       Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or nature of the consideration offered or otherwise) and such revision represents, on the date on which such revision is announced (on such basis as Credit Suisse may consider appropriate), an improvement (or no diminution) in the value of the Offer as so revised compared with the consideration or terms previously offered or in the overall value received and/or retained by a Shareholder (under the Offer or otherwise), the benefit of the revised Offer will, subject as provided in paragraphs 4(C), 4(D) and 6 below, be made available to Shareholders who have accepted the Offer in its original or previously revised form(s) and not validly withdrawn such acceptance in accordance with paragraph 3 above (hereinafter called “previous acceptors”). The acceptance of the Offer by or on behalf of a previous acceptor in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(C), 4(D) and 6 below, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of the Offeror and each of its directors and/or of Credit Suisse, Equiniti and each of their directors as his attorney and/or agent with authority to: (i) accept any such revised Offer on behalf of such previous acceptor; (ii) if such revised Offer includes alternative forms of consideration, to make elections for and/or accept such alternative forms of consideration on his behalf in such proportions as such attorney and/or agent in his absolute discretion thinks fit; and (iii) execute on behalf of and in the name of such previous acceptor all such further documents (if any) and to do all such further actions (if any) as may be required to give effect to such acceptances and/or elections. In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptances made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant.

(B)       Subject to paragraph 4(C) and paragraph 4(D) below, the powers of attorney and authorities conferred by this paragraph 4 and any acceptance of a revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the previous acceptor becomes entitled to withdraw his acceptance under paragraph 3 of this Part B and duly and validly does so.

(C)       The deemed acceptance and elections referred to in paragraph 4(A) above shall not apply and the authorities conferred by paragraph 4(A) shall not be exercised if, as a result thereof, the previous acceptor would (on such basis as the Offeror or Credit Suisse may consider appropriate) thereby receive and/or retain (as appropriate) less in aggregate in consideration under the revised Offer or otherwise than he would have received and/or retained (as appropriate) in aggregate consideration as a result of acceptance of the Offer in the form in which it was previously accepted or elected by such previous acceptor or on his behalf (unless such previous acceptor has previously agreed to receive and/or retain (as appropriate) less in aggregate consideration). The authorities conferred by paragraph 4(A) above shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph.

(D)       The deemed acceptance and elections referred to in paragraph 4(A) above shall not apply and the authorities conferred by paragraph 4(A) above shall be ineffective to the extent that a previous acceptor:

(i)       in respect of Shares in certificated form, lodges with Equiniti, within 14 calendar days of the posting of the document pursuant to which the revision of the Offer is made available to Shareholders (or such later date as the Offeror may determine), a Form of Acceptance or some other form issued by or on behalf of the Offeror in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner than that set out in his original or any previous acceptance; or

(ii)      in respect of Shares in uncertificated form, sends (or, if a CREST sponsored member, procures that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be varied. Each ESA instruction must, in order for it to be valid and settle, include the following details:

(a)      the number of Shares in respect of which the changed election is made, together with their ISIN number (this is GB0002615069);

(b)      the member account ID of the previous acceptor, together with his participant ID;

(c)      the member account ID of the Escrow Agent included in the relevant Electronic Acceptance. This is VALDEL01;

(d)      the Escrow Agent’s participant ID. This is 6RA43;

(e)      the transaction reference number of the Electronic Acceptance in respect of which the election is to be changed;

(f)       the intended settlement date for the changed election;

(g)      the corporate action number for the Offer; and

(h)      and, in order that the desired change of election can be effected, must include:

(1)      the member account ID of the Escrow Agent relevant to the new election; and

(2)      input with a standard delivery instruction priority of 80.

Any such change of election in respect of Shares in uncertificated form will be conditional upon Equiniti verifying that the request is validly made. Accordingly, Equiniti will on behalf of the Offeror reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message as appropriate.

(E)       The Offeror reserves the right to treat an executed Form of Acceptance (or, in the case of uncertificated Shares only, TTE Instruction) relating to the Offer (in its original or any previously revised form(s)) which is received on or after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration. Such acceptances shall constitute an authority in the terms of paragraph 4(A) above mutatis mutandis on behalf of the relevant Shareholder.

(F)        In the event of any material change to the terms of the Offer including, without limitation, any material change to the minimum acceptance condition, the Offeror will make such change in accordance with all applicable laws, including Regulation 14E under the Exchange Act, which may, under certain circumstances, require that the Offer Period be extended by a minimum period of 5 US Business Days and, under certain circumstances, require the provision of withdrawal rights.

5.         General

(A)       Save with the consent of the Panel, the Offer will lapse unless all the conditions relating to the Offer have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by the Offeror in its reasonable opinion to be or remain satisfied in each case by midnight on Sunday 30 May 2010 or by midnight on the date which is 21 days after the date on which Condition 1(A) is fulfilled, whichever is the later, or such later date(s) as the Offeror may, with the consent of the Panel, decide.

(B)       If the Offer is referred to the Competition Commission or if the Offer constitutes a concentration with a community dimension within the scope of Council Regulation (EC) 139/2004 (as amended) and the European Commission initiates proceedings under Article 6(1)(c) thereof or following a referral by the European Commission under Article 9.1 thereof there is a subsequent reference to the Competition Commission before, in each case, 1.00 p.m. on Wednesday 7 April 2010 or the date and time on which the Offer becomes unconditional (whichever is the later), the Offer will lapse.

(C)       If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance and the Offeror and Shareholders shall cease to be bound by prior acceptances.

(D)       The Offer will extend to all Shares unconditionally allotted or issued and fully paid on Wednesday 10 March 2010, and any further Shares unconditionally allotted or issued and fully paid including pursuant to the exercise of any conversion rights under the Delta Share Schemes, and any treasury shares unconditionally sold or transferred by Delta, in each case, while the Offer remains open for acceptance (or such earlier date or dates as the Offeror may, subject to the Code, decide).

(E)       Except with the consent of the Panel, settlement of the consideration to which any Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled as against such Shareholder and will be posted (or otherwise transmitted) within 14 days of the latest of (i) Wednesday 7 April 2010, (ii) the date the Offer becomes unconditional in all respects, and (iii) the date of receipt by the Offeror of a valid and complete Form of Acceptance or Electronic Acceptance from such Shareholder. No consideration will be sent to an address in any Restricted Jurisdiction.

(F)        The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance will, in respect of Shares held in certificated form, also constitute part of the terms of the Offer. Where relevant, words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires and the provisions of this Appendix I shall be deemed to be incorporated in the Form of Acceptance.

(G)       Without prejudice to any other provision in this Part B of Appendix I, the Offeror and Credit Suisse reserve the right to treat acceptances of the Offer as valid if received by or on behalf of it at any place or places determined by it otherwise than as set out herein or in the Form of Acceptance.

(H)       The Offeror reserves the right to treat as valid in whole or in part acceptances of the Offer, in respect of Shares held in certificated form, that are not entirely in order or that are not accompanied by the relevant share certificate(s) and/or other document(s) of title.

(I)        Notwithstanding the right reserved by the Offeror in paragraph 5(H) above, except as otherwise agreed with the Panel, an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

(J)        Except as otherwise agreed with the Panel, a purchase of Shares by the Offeror or persons acting in concert with it or its nominee(s) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

(K)       Except with the consent of the Panel, the Offer will not become unconditional unless Equiniti has issued a certificate to the Offeror and/or Credit Suisse which states the number of Shares in respect of which acceptances have been received which comply with paragraph 5(I) above and the number of Shares otherwise acquired, whether before or during the Offer Period, in compliance with the requirements of paragraph 5(J) above. Copies of that certificate will be sent to the Panel and to Delta’s financial adviser as soon as possible after it is issued.

(L)       The Offer and all acceptances thereof and all elections pursuant thereto and the Form of Acceptance or Electronic Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution of a Form of Acceptance by or on behalf of a Shareholder or the making of an Electronic Acceptance by or on behalf of a Shareholder will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance or the Electronic Acceptance (as appropriate), to the jurisdiction of the Courts of England and his agreement that nothing shall limit the right of the Offeror or Credit Suisse to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance or the Electronic Acceptance (as appropriate) in any other manner permitted by law or in any court of competent jurisdiction.

(M)      Any reference in this document and in the Form of Acceptance to “first closing date” or Wednesday 7 April 2010 shall, except in the final paragraph of Part A of this Appendix I and paragraphs 1(A) and 6 of this Part B of Appendix I and except where the context otherwise requires, be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(N)       Any omission or failure to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to paragraph 6 of this Part B, the Offer extends to all Shareholders to whom this document, the Form of Acceptance and any related documents may not be despatched, or who may not receive such documents, and such persons may collect copies of those documents from Equiniti at the address set out in paragraph 3(B) above or inspect those documents, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Valmont’s website at www.valmont.com and Delta’s website at www.deltaplc.com while the Offer remains open for acceptances.

(O)       All powers of attorney, appointments of agents and authorities in the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Shareholder concerned and are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971), except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

(P)        No acknowledgement of receipt of any Form of Acceptance, Electronic Acceptance, transfer by means of CREST, communication, notice, share certificate and/or other document of title will be given by or on behalf of the Offeror. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Shareholders (or their designated agent(s)) will be delivered by or sent to or from such Shareholders (or their designated agent(s)) at their own risk.

(Q)       If the Offer does not become unconditional in all respects and lapses or is withdrawn:

(i)       in respect of Shares held in certificated form, the Form of Acceptance and any share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address outside the Restricted Jurisdictions is set out above or in the relevant Box on the Form of Acceptance or, if none is set out, to the first-named or sole holder at his registered address outside the Restricted Jurisdictions. No such documents will be sent to an address in any Restricted Jurisdiction; and

(ii)      in respect of Shares held in uncertificated form, Equiniti will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days after the lapsing of the Offer), give instructions to Euroclear to transfer all Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Shareholders concerned.

(R)       For the purposes of this document, the time of receipt of a TTE Instruction, an ESA instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

(S)        The Offer is made on Wednesday 10 March 2010 and is capable of acceptance from and after that time. The Offer is being made by means of this document. Copies of this document, are available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Valmont’s website at www.valmont.com and from Equiniti at the address set out in paragraph 3(B) above from that time. The Offer is made by means of this document and by means of an advertisement dated on or shortly after Wednesday 10 March 2010 to be inserted in the London Gazette.

(T)       If sufficient Shares are acquired, whether pursuant to the Offer or otherwise, the Offeror intends to:

(i)       apply the provisions of sections 979 to 991 of the Companies Act to acquire compulsorily any outstanding Shares; and

(ii)      following the Offer becoming unconditional in all respects, to apply for cancellation of the listing of the Shares on the Official List.

(U)       The Offeror and Credit Suisse reserve the right to notify any matter (including the making of the Offer) to all or any Shareholder(s) with (a) registered address(es) outside the UK or whom the Offeror or Credit Suisse know to be nominees, trustees or custodians for such persons by announcement or paid advertisement in any daily newspaper published and circulated in the UK in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such Shareholders to receive or see such notice, and all references in this document to notice in writing (other than in paragraph 3 above) shall be construed accordingly.

(V)       If the Offeror is required by the Panel to make an offer for Shares under the provisions of Rule 9 of the Code, the Offeror may make such alterations to the conditions of the Offer as are necessary to comply with the provisions of that Rule.

(W)      In relation to any acceptance of the Offer in respect of a holding of Shares which are in uncertificated form, the Offeror reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the Code or are otherwise made with the consent of the Panel.

(X)       All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(Y)       The Shares will be acquired pursuant to the Offer fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at 4 March 2010 or thereafter attaching thereto, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this document, accordingly. If any dividend or other distribution is declared, paid or made on or after the date of this document, the Offeror reserves the right to reduce the price of the Offer by the amount of such dividend or distribution.

(Z)       The Offeror will extend the Offer Period and take such further action as required by the Code or other applicable laws.

6.         Overseas Shareholders

(A)       The making and availability of the Offer outside, or to citizens, residents or nationals of jurisdictions outside the United Kingdom or the United States (“Overseas Shareholder”), or to their nominees, custodians or trustees, may be prohibited or affected by the laws of the relevant jurisdictions. Overseas Shareholders should fully acquaint themselves with and observe any applicable legal requirements. No person receiving a copy of this document and/or Form of Acceptance in any jurisdiction other than the UK or the United States may treat the same as constituting an invitation or offer to him, nor should he in any event use any such Form of Acceptance if, in the relevant jurisdiction, such invitation or offer cannot lawfully be made to him or any such Form of Acceptance cannot lawfully be used without contravention of any relevant or other legal requirements. In such circumstances, this document and/or Form of Acceptance are sent for information only. It is the responsibility of any Overseas Shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required and the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or other requisite payments due in such jurisdiction. Any such Overseas Shareholder will be responsible for any such issue, transfer or other taxes or other requisite payments by whomsoever payable and the Offeror, Credit Suisse and Equiniti and any person acting on behalf of either of them shall be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes as the Offeror, Credit Suisse or Equiniti (and any person acting on behalf of any one of them) may be required to pay.

If you are an Overseas Shareholder and you are in doubt about your position, you should consult your independent professional adviser in the relevant jurisdiction.

(B)       The Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or by any facilities of a national securities exchange of any Restricted Jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction. Neither this document nor the accompanying Form(s) of Acceptance nor any related document is being mailed, and must not be mailed, or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction (including to Shareholders with registered addresses in any Restricted Jurisdiction or to persons whom the Offeror or its agent knows to be custodians, nominees or trustees holding Shares for such persons) and persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute or send any of them in, into or from any Restricted Jurisdiction or use the mails of any Restricted Jurisdiction or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer. Doing so may render invalid any purported acceptance of the Offer.

(C)       Envelopes containing a Form of Acceptance should not be postmarked in any Restricted Jurisdiction or otherwise despatched from any Restricted Jurisdiction and all acceptors must provide addresses outside the Restricted Jurisdictions for the receipt or the remittance of cash or for the return of a Form of Acceptance, certificate(s) for Shares and/or other document(s) of title.

(D)       A Shareholder will be deemed not to have validly accepted the Offer if:

(i)       he puts “No” in Box 3 of the Form of Acceptance and thereby does not give the representations and warranties set out in paragraph (D) of Part C of this Appendix I;

(ii)      he has a registered address in any Restricted Jurisdiction and he does not insert in Box 4 of the Form of Acceptance the name and address of a person or agent outside the Restricted Jurisdictions to whom he wishes the consideration to which he is entitled under the Offer to be sent;

(iii)     he inserts in Box 4 of the Form of Acceptance the name and address of a person or agent in any Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer to be sent;

(iv)     in any case, any Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from or otherwise evidences use of any means or instrumentality of interstate or foreign commerce of, any Restricted Jurisdiction; or

(v)      he makes a Restricted Escrow Transfer pursuant to paragraph 6(I) below unless he also makes a related Restricted ESA instruction (as defined in paragraph 6(I) below) which is accepted by Equiniti.

The Offeror reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (D) of Part C or (as the case may be) paragraph (C) of Part D of this Appendix I have been truthfully given by the relevant Shareholder and are correct and, if such investigation is made and, as a result, the Offeror cannot satisfy itself that such representations and warranties are true and correct, such acceptance shall not be valid.

(E)       If, in connection with the making of the Offer, any person (including, without limitation, any custodian, nominee and/or trustee), notwithstanding the restrictions set out in paragraph 6(B) above and whether pursuant to a contractual or legal obligation or otherwise, sends, forwards or otherwise distributes this document, the Form of Acceptance or any related documents, in, into or from any Restricted Jurisdiction or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or any facility of a national securities exchange of, any Restricted Jurisdiction in connection with such forwarding, such person should:

(i)       inform the recipient of such fact;

(ii)      explain to the recipient that such action may invalidate any purported acceptance or election by the recipient; and

(iii)     draw the attention of the recipient to this paragraph (E).

(F)        If any written notice from a Shareholder withdrawing his acceptance in accordance with paragraph 3 of this Part B of this Appendix I is received in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from any Restricted Jurisdiction, the Offeror reserves the right in its absolute discretion to treat that notice as invalid.

(G)       Any acceptance of the Offer by Shareholders holding Shares in certificated form who are unable to give the representations and warranties set out in paragraph (D) of Part C of this Appendix I or Shareholders holding Shares in uncertificated form who are unable to give the representations and warranties set out in paragraph (C) of Part D of this Appendix I is liable to be disregarded.

(H)       The Offeror reserves the right, in its absolute discretion, to treat any acceptance as invalid if it believes that such acceptance may violate applicable legal or regulatory requirements.

(I)        If a Shareholder holding Shares in uncertificated form is unable to give the representations and warranties set out in paragraph (C) of Part D of this Appendix I but nevertheless can provide evidence satisfactory to the Offeror that he is able to accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or if a CREST sponsored member, procuring that his CREST sponsor sends) both:

(i)       a TTE Instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”); and

(ii)      one or more valid ESA instructions (a “Restricted ESA instruction”).

Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA instruction(s) settle in CREST and the Offeror decides, in its absolute discretion, to exercise its right described in paragraph 6(K) of this Part B of Appendix I to waive, vary or modify the terms of the Offer relating to Overseas Shareholders to the extent required to permit such acceptance to be made, in each case during the acceptance period set out in paragraph 1 of this Part B of Appendix I. If the Offeror accordingly decides to permit such acceptance to be made, Equiniti will on behalf of the Offeror accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, Equiniti will on behalf of the Offeror reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

(i)       the ISIN number for the Shares (this is GB0002615069);

(ii)      the number of Shares in respect of which the Offer is to be accepted;

(iii)     the member account ID and participant ID of the Shareholder;

(iv)     the participant ID of the Escrow Agent (this is 6RA43) and its member account ID specific to a Restricted Escrow Transfer (this is RESTRICT);

(v)      the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. on Wednesday 7 April 2010;

(vi)     the corporate action number of the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

(vii)    input with a standard delivery instruction priority of 80; and

(viii)   the contact name and telephone number inserted in the shared note file.

Each Restricted ESA instruction must, in order for it to be valid and settle, include the following details:

(i)       the ISIN number for the Shares (this is GB0002615069);

(ii)      the number of Shares relevant to that Restricted ESA instruction;

(iii)     the member account ID and participant ID of the accepting Shareholder;

(iv)     the member account ID and participant ID of the Escrow Agent set out in the Restricted Escrow Transfer;

(v)      the participant ID and the member account ID of the Escrow Agent (details of which are set out in Part II of this document);

(vi)     the transaction reference number of the Restricted Escrow Transfer to which the Restricted ESA instruction relates;

(vii)    the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. on Wednesday 7 April 2010;

(viii)   the corporate action number of the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

(ix)     input with a standard delivery instruction priority of 80.

(J)        If the Shareholder is a US holder, the Shareholder must certify its exemption from backup withholding or that it is not subject to backup withholding tax by completing a US Internal Revenue Service Form W-9 as discussed in paragraph 15.2 of Part II of this document.

(K)       The provisions of this paragraph 6 and/or any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Shareholders or on a general basis by the Offeror in its absolute discretion.

(L)       Subject to paragraph (K) above, the provisions of this paragraph 6 override any terms of the Offer inconsistent therewith.

(M)      References in this paragraph 6 to a Shareholder shall (as appropriate) include the person or persons executing a Form of Acceptance or making an Electronic Acceptance and, in the event of more than one person executing a Form of Acceptance or making an Electronic Acceptance, as the case may be, the provisions of this paragraph shall apply to them jointly and to each of them.

(N)       Neither the Offeror nor Credit Suisse nor Equiniti nor any agent or director of the Offeror, Credit Suisse or Equiniti nor any person on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.

PART C: FORM OF ACCEPTANCE

Each Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants, and agrees to and with the Offeror, Credit Suisse and Equiniti (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(A)       the execution of a Form of Acceptance shall constitute:

(i)       the acceptance of the Offer in respect of the total number of Shares in certificated form registered in the relevant Shareholder’s name if an “X” is marked in Box 1A, or the number of Shares in certificated form inserted or deemed to be inserted in Box 1B of the Form of Acceptance; and

(ii)      an undertaking to execute any further documents and give any further assurances which may be required to enable the Offeror to obtain the full benefit of this Part C of Appendix I and/or to perfect any of the authorities expressed to be given hereunder, in each case, on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance and election shall be irrevocable. If no “X” is marked in Box 1A and no number is entered in Box 1B, or if a number greater than such Shareholder’s registered holding appears in Box 1B, or an “X” is marked in Box 1A and a number is entered in Box 1B, it will be deemed to be an acceptance by such Shareholder of the terms of the Offer in respect of the total number of Shares registered in his name;

(B)       for the purposes of this Appendix I and the Form of Acceptance, the phrases “Shares comprised in the acceptance” shall mean the number of Shares inserted in Box 1B of the Form of Acceptance or if no number (or a number greater than the relevant Shareholder’s registered holding of Shares) is inserted, the greater of:

(i)       the relevant Shareholder’s entire holding of Shares as disclosed by the register of members made available to Equiniti prior to the time the Form of Acceptance is processed by them;

(ii)      the relevant Shareholder’s entire holding of Shares as disclosed by the register of members made available to Equiniti prior to the latest time for receipt of the Form of Acceptance which can be taken into account for determining whether the Offer is unconditional; or

(iii)     the number of Shares in respect of which certificates or document(s) of title or an indemnity in lieu thereof is received by Equiniti;

(C)       the Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at 4 March 2010 or thereafter attaching thereto, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after 4 March 2010. If any dividend or other distribution is declared, paid or made on or after the date of this document, the Offeror reserves the right to reduce the price of the Offer by the amount of such dividend or distribution;

(D)       unless “No” is put in Box 3 of the Form of Acceptance, such Shareholder:

(i)       has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from any Restricted Jurisdiction or any other jurisdiction where such actions may constitute (or result in the Offer constituting) a breach of any legal or regulatory requirements and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce of, or any facility of a national securities exchange of, any Restricted Jurisdiction;

(ii)      was outside any Restricted Jurisdiction when any Form of Acceptance was delivered or executed;

(iii)     in respect of the Shares in certificated form to which the Form of Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside any Restricted Jurisdiction;

(iv)     if such Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom or the United States, he has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in the Offeror, or Credit Suisse or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof;

(E)       the execution of the Form of Acceptance and its delivery to Equiniti constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Shareholder not having validly withdrawn his acceptance, the irrevocable and separate appointment of each of the Offeror, Credit Suisse and Equiniti and their respective directors, or any person authorised by them, as such Shareholder’s attorney and/or agent (the “attorney”), and an irrevocable instruction and authorisation to the attorney:

(i)       to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney, in connection with the Offer, in relation to the Shares in certificated form in respect of which the Offer has been accepted or deemed to have been accepted in favour of the Offeror or such other person or persons as the Offeror or its agents may direct;

(ii)      to deliver such form(s) of transfer and/or other document(s) at the discretion of the attorney with the share certificate(s) and/or other document(s) of title relating to such Shares for registration within six months of the Offer becoming unconditional in all respects; and

(iii)     to execute all such other documents and do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer pursuant to the Form of Acceptance and to vest in the Offeror or its nominee(s) the Shares in certificated form as aforesaid;

(F)        the execution of a Form of Acceptance and its delivery constitutes, subject to the Offer becoming unconditional in all respects and to the accepting Shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests:

(i)       to Delta or its agents to procure the registration of the transfer of those Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to the Offeror or as it may direct; and

(ii)      to the Offeror or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the cheque for the cash consideration to which an accepting Shareholder is entitled at the risk of such Shareholder to the person whose name and address (outside the Restricted Jurisdictions) is set out in Box 4 of the Form of Acceptance, or if none is set out, to the first-named holder at his registered address (outside the Restricted Jurisdictions);

(G)       the execution of a Form of Acceptance and its delivery constitutes the irrevocable appointment of the Offeror, Credit Suisse and Equiniti and their respective directors and agents as the relevant Shareholder’s attorney and/or agent within the terms of paragraph 4 of Part B of this Appendix I;

(H)       subject to the Offer becoming unconditional in all respects (or if the Offer would become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration:

(i)       the Offeror shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Delta) attaching to any Shares in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and in respect of which such acceptance has not been validly withdrawn; and

(ii)      the execution of a Form of Acceptance constitutes, with regard to the Shares in certificated form comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(a)      an authority to Delta and/or its agents from such Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of, or holder of Shares in, Delta in respect of such Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of such Shares into certificated form) to the Offeror at its registered office;

(b)      the irrevocable appointment of the Offeror or any of its directors or agents to sign on such Shareholder’s behalf such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such Shares and/or, where appropriate, any appointment pursuant to section 323 of the Companies Act, appointing any person nominated by the Offeror to attend general and separate class meetings of Delta and to exercise or refrain from exercising the votes attaching to such Shares on such Shareholder’s behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding conditions on the Offer; and

(c)      the agreement of such Shareholder not to exercise any such rights without the consent of the Offeror and the irrevocable undertaking of such Shareholder not to appoint a proxy representative for or to attend any such meetings;

(I)        he will deliver, or procure the delivery of, to Equiniti at the address and in the manner referred to in paragraph 3(B) of Part B of this Appendix I, his share certificate(s) and/or other document(s) of title in respect of the Shares in certificated form in respect of which the Offer has been accepted and in respect of which such acceptance has not been validly withdrawn, or an indemnity acceptable to the Offeror in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(J)        he agrees to ratify each and every act or thing which may be done or effected by the Offeror, Credit Suisse or Equiniti or any of their respective directors or agents or Delta or its agents, as the case may be, in the proper exercise of any of its or his powers and/or authorities conferred by or referred to in Part B of this Appendix I or in this Part C and to indemnify each such person against any losses arising therefrom;

(K)       he shall do all such acts and things as shall be necessary or expedient to vest in the Offeror or its nominee(s) the aforesaid Shares in certificated form;

(L)       if any provision of Part B of this Appendix I or this Part C shall be unenforceable or invalid or shall not operate so as to afford the Offeror, Credit Suisse and/or Equiniti and/or any of their respective directors or agents the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required or desirable to enable the Offeror, Credit Suisse and/or Equiniti and/or any of their respective directors or agents to secure the full benefits of Part B of this Appendix I and this Part C;

(M)      in consideration of the Offeror making any revised offer available to him as referred to in paragraph 4 of Part B of Appendix I, the deemed acceptances, elections and authorities referred to in such paragraph 4 shall, subject to the right of withdrawal set out in paragraph 3 of Part B of Appendix I, be irrevocable;

(N)       the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be construed accordingly;

(O)       he is the sole legal and beneficial owner of the Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such Shares and he has the necessary capacity and authority to execute the Form of Acceptance;

(P)        the execution of a Form of Acceptance constitutes his agreement to the terms of paragraph 6(D) of Part B of this Appendix I; and

(Q)       the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and that nothing shall limit the right of the Offeror, Credit Suisse and/or Equiniti to bring any action, suit or proceedings arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

References in this Part C to a Shareholder shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part C shall apply to them jointly and to each of them.

In certain circumstances, the Offeror may extend the Offer Period and take such further action as required by the Code or other applicable laws.

PART D: ELECTRONIC ACCEPTANCES

Each Shareholder by whom, or on whose behalf, an Electronic Acceptance is made irrevocably undertakes, represents, warrants and agrees to and with the Offeror, Credit Suisse and Equiniti (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(A)                     the Electronic Acceptance shall constitute an acceptance of the Offer in respect of the number of Shares in uncertificated form to which a TTE Instruction relates on and subject to the terms and conditions set out or referred to in this document and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance and election shall be irrevocable;

(B)                     the Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at 4 March 2010 or thereafter attaching thereto, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after 4 March 2010. If any dividend or other distribution is declared, paid or made on or after the date of this document, the Offeror reserves the right to reduce the price of the Offer by the amount of such dividend or distribution;

(C)                     such Shareholder:

(i)                      has not received or sent copies or originals of this document, the Form(s) of Acceptance or any related documents in, into or from any Restricted Jurisdiction or any other jurisdiction where such actions may constitute (or result in the Offer constituting) a breach of any legal or regulatory requirements and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means of instrumentality (including, without limitation, facsimile transmission, telex, telephone ore-mail) of interstate or foreign commerce of, or any facility of a national securities exchange, of any Restricted Jurisdiction or such other jurisdiction;

(ii)                   was outside the Restricted Jurisdictions at the time of the input and settlement of the relevant TTE Instruction(s);

(iii)                in respect of the Shares in uncertificated form to which the Electronic Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside the Restricted Jurisdictions; and

(iv)               if such Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom or the United States, he has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in the Offeror, Credit Suisse or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof;

(D)                     the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of each of the Offeror, Credit Suisse and Equiniti and their respective directors as such shareholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in the Offeror or its nominee(s) the Shares as aforesaid;

(E)                      the Electronic Acceptance constitutes the irrevocable appointment of the Escrow Agent as such shareholder’s attorney and/or agent and an irrevocable instruction and authority to the Escrow Agent:

(i)                      subject to the Offer becoming unconditional in all respects and to the relevant Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as the Offeror or its agents may direct) by means of CREST all or any of the Shares in uncertificated form to which such Electronic Acceptance relates (but not exceeding the number of Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted); and

(ii)                   if the Offer does not become unconditional in all respects, to give instructions to Euroclear, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all such Shares to the original available balance of the accepting Shareholder;

(F)                       the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects and to an accepting Shareholder not having validly withdrawn his acceptance, irrevocable authorities and requests to the Offeror or its agents to procure the making of a CREST payment obligation in favour of the Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any consideration to which the Shareholder is entitled, provided that:

(i)                      the Offeror may (if, for any reason, it wishes to do so) determine that all or any part of any such consideration shall be paid by cheque despatched by post, and

(ii)                   if the Shareholder concerned is a CREST member whose registered address is in any Restricted Jurisdiction, any consideration to which such shareholder is entitled shall be paid by cheque despatched by post, if such Shareholder has given written notice to Equiniti in either of such cases, at the risk of such Shareholder. All such cheques shall be despatched to the first-named holder at an address outside the Restricted Jurisdictions stipulated by such Shareholder or as otherwise determined by the Offeror;

(G)                     the Electronic Acceptance constitutes the irrevocable appointment of the Offeror, Credit Suisse and/or Equiniti and their respective directors and agents as such shareholder’s attorney and/or agent within the terms of paragraph 4 of Part B of this Appendix I in respect of the Shares in uncertificated form referred to in paragraph (A) above of this Part D;

(H)                    subject to the Offer becoming unconditional in all respects (or if the Offer would become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration:

(i)                      the Offeror shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Delta) attaching to any Shares in uncertificated form in respect of which the Offer has been accepted or is deemed to have been accepted and in respect of which such acceptance has not been validly withdrawn; and

(ii)                   the making of an Electronic Acceptance constitutes, with regard to the Shares in uncertificated form comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(a)                  an authority to Delta and/or its agents from such Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of Delta in respect of such Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of such Shares into certificated form) to the Offeror at its registered office;

(b)                  the irrevocable appointment of the Offeror or any of its directors or agents to sign on such Shareholder’s behalf such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such Shares and/or, where appropriate, any appointment pursuant to section 323 of the Companies Act, appointing any person nominated by the Offeror to attend general and separate class meetings of Delta and to exercise or refrain from exercising the votes attaching to such Shares on such Shareholder’s behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding conditions of the Offer; and

(c)                   the agreement of such Shareholder not to exercise any such rights without the consent of the Offeror and the irrevocable undertaking of such Shareholder not to appoint a proxy or representative for or to attend any such meeting;

(I)                        if, for any reason, any Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 16 of Part II of this document are converted to certificated form, he will (without prejudice to paragraph (H) of this Part D) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Shares so converted to Equiniti at the address and in the manner referred to in paragraph 3(B) of Part B of this Appendix I or to the Offeror at its registered office or as the Offeror or its agents may direct and he shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in Part C of this Appendix I in relation to such Shares;

(J)                         the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements referred to in paragraph (F) of this Part D shall, to the extent of the obligation so created, discharge in full any obligation of the Offeror, and/or Credit Suisse to pay to him the consideration which he is entitled pursuant to the Offer;

(K)                    if he accepts the Offer, he will do all such acts and things as shall be necessary or expedient to vest in the Offeror or its nominee(s) or such other persons as it may decide the aforesaid Shares in uncertificated form and all such acts and things as may be necessary or expedient to enable Equiniti to perform its functions as Escrow Agent for the purposes of the Offer;

(L)                      he agrees to ratify each and every act or thing which may be done or effected by the Offeror, Credit Suisse or Equiniti or any of their respective directors or agents or Delta or its agents, as the case may be, in the proper exercise of any of its or his powers and/or authorities conferred by or referred to in Part B of this Appendix I or in this Part D and to indemnify each such person against any losses arising therefrom;

(M)                  by virtue of the Regulations, the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant holder of Shares in the terms of all the powers and authorities expressed to be given by Part B, this Part D and (where applicable by virtue of paragraph (I) above of this Part D) Part C of this Appendix I to the Offeror, Credit Suisse and Equiniti and any of their respective agents;

(N)                     if any provision of Part B of this Appendix I or this Part D shall be unenforceable or invalid or shall not operate so as to afford the Offeror, Credit Suisse and/or Equiniti or any of their respective directors or agents the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required or desirable to enable the Offeror, Credit Suisse and/or Equiniti and/or any of their respective directors or agents to secure the full benefits of Part B of this Appendix I and this Part D;

(O)                     in consideration of the Offeror making any revised offer available to him as referred to in paragraph 4 of Part B of Appendix I, the deemed acceptances, elections and authorities referred to in such paragraph 4 shall, subject to the right of withdrawal set out in paragraph 4 of Part B of Appendix I, be irrevocable;

(P)                       he is the sole legal and beneficial owner of the Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such Shares and he has the necessary capacity and authority to effect an Electronic Acceptance; and

(Q)                     the making of an Electronic Acceptance constitutes his agreement to the terms of paragraph 6(D) of Part B of this Appendix I.

References in this Part D to a Shareholder shall include references to the person or persons making an Electronic Acceptance and, in the event of more than one person executing an Electronic Acceptance, the provisions of this Part D shall apply to them jointly and to each of them.

In certain circumstances, the Offeror may extend the Offer Period and take such further action as required by the Code or other applicable laws.

APPENDIX II

FINANCIAL INFORMATION RELATING TO THE DELTA GROUP

Incorporation of relevant information by reference

The information listed below relating to the Delta Group is hereby incorporated by reference into this document.

Please enter the web addresses stated below in your web browser to be brought to the relevant document:

•                                Delta Group Annual Report and Accounts for the year ended 31 December 2009: http://www.deltaplc.com/Investor_Centre/Financials/Annual|Interim_Reports/2009_Annual_Report/File.aspx?id=1235
(the “Delta Annual Report and Accounts 2009”)

•                                Delta Group Annual Report and Accounts for the year ended 31 December 2008: http://www.deltaplc.com/Investor_Centre/Financials/Annual|Interim_Reports/2008_Annual_Report/File.aspx?id=1173
(the “Delta Annual Report and Accounts 2008”)

•                                Delta Group Annual Report and Accounts for the year ended 31 December 2007: http://www.deltaplc.com/Investor_Centre/Financials/Annual|Interim_Reports/2007_Annual_Report_and_Accounts/File.aspx?id=1126
(the “Delta Annual Report and Accounts 2007”)

Information	Source of information

1.        Turnover, net profit or loss before and after taxation, the charge for tax, the amount absorbed by dividends and earnings and dividends per share for the last 3 financial years for which such information has been published

Delta Annual Report and Accounts 2009, Consolidated Income Statement on page 38 and Consolidated Cash Flow Statement on page 41 and Note 14 to the accounts on page 64

Delta Annual Report and Accounts 2008, Consolidated Income Statement on page 30 and Consolidated Cash Flow Statement on page 33 and Note 14 to the accounts on page 48

Delta Annual Report and Accounts 2007, Consolidated Income Statement on page 34 and Consolidated Cash Flow Statement on page 37 and Note 16 to the accounts on page 61

2. A statement of the assets and liabilities shown in the last published audited accounts	Delta Annual Report and Accounts 2009, Consolidated Statement of Financial Position on page 40

3. A cash flow statement provided in the last published accounts	Delta Annual Report and Accounts 2009, Consolidated Cash Flow Statement on page 41

4. Significant accounting policies

Delta Annual Report and Accounts 2009, Notes to the Consolidated Financial Statements on pages 43 to 98

Delta Annual Report and Accounts 2008, Notes to the Consolidated Financial Statements on pages 34 to 75

Delta Annual Report and Accounts 2007, Notes to the Consolidated Financial Statements on pages 38 to 85

The annual reports are available free of charge in “read-only” format and can be printed from the web addresses detailed above.

Please see paragraph 15 of Appendix IV for details on obtaining copies of documents incorporated by reference in this document.

APPENDIX III

FINANCIAL INFORMATION RELATING TO THE VALMONT GROUP

Incorporation of relevant information by reference

The information listed below relating to the Valmont Group is hereby incorporated by reference into this document.

Please enter the web addresses stated below in your web browser to be brought to the relevant document.

Information	Source of information

1. Turnover and profit or loss before taxation for the two years ended 26 December 2009 and 27 December 2008

Valmont Form 10-K containing the Valmont Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended 26 December 2009, Consolidated Statements of Operations-Three-Year Period Ended December 26, 2009 on page 44

http://www.valmont.com/userfiles/file/2009_10K.pdf

2. A statement of the net assets shown in the last published audited accounts

Valmont Form 10-K containing the Valmont Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended 26 December 2009, Consolidated Balance Sheets for 26 December 2009 and 27 December 2008 on page 45

http://www.valmont.com/userfiles/file/2009_10K.pdf

3. A cash flow statement provided in the last published audited accounts

Valmont Form 10-K containing the Valmont Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended 26 December 2009, Consolidated Statements of Cash Flows — Three Year Period Ended December 26, 2009 on page 46

http://www.valmont.com/userfiles/file/2009_10K.pdf

The financial results for the Valmont Group for the fiscal years ended 26 December 2009 and 27 December 2008 are available free of charge on the Valmont website at www.valmont.com.

The financial statements are available free of charge in “read-only” format and can be printed from the Valmont website.

Please see paragraph 15 of Appendix IV for details on obtaining copies of documents incorporated by reference in this document.

APPENDIX IV

ADDITIONAL INFORMATION

1.                            Responsibility Statements

1.1                     Valmont and the Offeror

The directors of the Offeror, whose names are set out in paragraph 2.1 below, and the Valmont Directors, whose names are set out in paragraph 2.2 below, accept responsibility for the information contained in this document other than that relating to the Delta Group, the directors of Delta and their immediate families, related trusts and controlled companies, the views and opinions set out in the letter from the Chairman of Delta in Part I of this document and any statements concerning Delta’s expectations and estimates as to the position of Delta and the Delta Group. To the best of the knowledge and belief of the Offeror Directors and the Valmont Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2                     Delta

The directors of Delta, whose names are set out in paragraph 2.3 below, accept responsibility for the information contained in this document relating to the Delta Group, the directors of Delta and their immediate families, related trusts and controlled companies. To the best of the knowledge and belief of the directors of Delta (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.                            Directors

2.1                     The Offeror Directors and their respective positions are as follows:

Name	Position
Brian C. Desigio	Director
Mark C Jaksich	Director
R. Andrew Massey	Director
D. Phillip Meagher	Director, Secretary and Public Officer
E. Robert Meaney	Director

The registered office of the Offeror is 123 Cobalt Street, Carole Park, Queensland, 4300, Australia. The Offeror is an indirectly wholly owned subsidiary of Valmont. The Offeror was formed for the purpose of making the Offer. It was incorporated in Queensland, Australia as a proprietary company limited by shares on 22 February 2010 with registered number 142 189 295. Prior to the announcement of the Offer, the Offeror has not carried on any business and no accounts for the Offeror have been prepared.

2.2                     The Valmont Directors and their respective positions are as follows:

Name	Position
Mogens C. Bay	Chairman and Chief Executive Officer
Thomas F. Madison	Lead Director
Glen Barton	Director
Kaj den Daas	Director
Dr. Stephen R. Lewis, Jr.	Director
Daniel P. Neary	Director
Ambassador Clark T. Randt, Jr.	Director
Walter Scott, Jr.	Director
Kenneth E. Stinson	Director

The business address of each of the directors of Valmont is One Valmont Plaza, Omaha, Nebraska 68154, United States, which is also the principal place of business of Valmont. The registered office of Valmont is 1209 Orange Street, Wilmington, Delaware 19801, United States.

The company secretary of Valmont is E. Robert Meaney, whose business address is also One Valmont Plaza, Omaha, Nebraska 68154, United States.

2.3                     The Delta Directors and their respective positions are as follows:

Name	Position
Steve Marshall	Non-executive Chairman
Todd Atkinson	Chief Executive
Jon Kempster	Finance Director
Andrew Walker	Non-executive director
Mark Lejman	Non-executive director
Paul Gismondi	Non-executive director

The business address of each of the directors of Delta is Bridewell Gate, 9 Bridewell Place, London EC4V 6AW, UK, which is also the registered office and principal place of business of Delta.

The company secretary of Delta is Martha Bruce, whose business address is David Venus & Company, Thames House Portsmouth Road, Esher, Surrey KT10 9AD, UK.

3.                            Disclosure of interests and dealings in relevant securities

(A)                     Definitions

For the purposes of this paragraph 3:

(i)                      “acting in concert” with a person means any other person acting or deemed to be acting in concert with that first person for the purposes of the Code and the Offer;

(ii)                   “associate” of any company means, unless otherwise stated;

(a)                  its parent, subsidiaries and fellow subsidiaries, and their associated companies, and companies of which such companies are associated companies;

(b)                  connected advisers and persons controlling, controlled by or under the same control as such connected advisers;

(c)                   the directors (together with their close relatives and related trusts) of the company or any company covered in sub-paragraph (a) above;

(d)                  the pension fund of the company or any company covered in sub-paragraph (a) above;

(e)                   an investment company, unit trust or other person whose investments an associate manages on a discretionary basis, in respect of the relevant investment accounts; and

(f)                    an employee benefit trust of the company or any company covered in sub - paragraph (a) above;

(iii)                “connected adviser”, in relation to the Offeror or Delta, means an organisation which is advising that party in relation to the Offer, its corporate broker, an organisation which is advising a person acting in concert with the Offeror or Delta in relation to the Offer or in relation to a matter which is the reason for that person being a member of the concert party, or an organisation which is advising an associate covered in sub-paragraph (ii)(a) in relation to the Offer;

(iv)               “control” means an interest, or interests, in shares or securities carrying in aggregate 30 per cent. or more of the voting rights attributable to the capital of a company which are currently exercisable at a general meeting, irrespective of whether such interest or interests give de facto control (and “controlling” and “controlled by” shall be construed accordingly);

(v)                        “dealing” or “dealt” means:

(a)                  acquiring or disposing of securities, or the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities, or of general control of securities;

(b)                  taking, granting, acquiring, disposing of, entering into, closing out, terminating, exercising (by either party) or varying an option (including a traded option contract) in respect of any securities;

(c)                   subscribing or agreeing to subscribe for securities;

(d)                  exercising or converting, whether in respect of new or existing securities, any securities carrying conversion or subscription rights;

(e)                   acquiring or disposing of, entering into, closing out, exercise (by either party) of any rights under, or varying, a derivative referenced, directly or indirectly, to securities;

(f)                    entering into, terminating or varying the terms of any agreement to purchase or sell securities; and

(g)                   any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

(vi)               “derivative” means any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;

(vii)            a person having an “interest”, or being “interested”, in any securities includes where a person:

(a)                  owns securities;

(b)                  has the right, whether conditional or absolute, to exercise or direct the exercise of the voting rights attaching to securities or has general control of them;

(c)                   by virtue of any agreement to purchase, option or derivative, has the right or option to acquire securities or call for their delivery or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise;

(d)                  is party to any derivative whose value is determined by reference to the price of securities and which results, or may result, in his having a long position in them; or

(e)                   has long economic exposure, whether absolute or conditional, to changes in the price of those securities (but a person who only has a short position in securities) is not treated as interested in those securities;

(viii)         “Note 6 arrangement” means any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, relating to Delta relevant securities which may be an inducement to deal or refrain from dealing therein;

(ix)               “Delta relevant securities” means relevant securities (such term having the meaning given to it in the Code in relation to an offeree) of Delta including Shares and any securities convertible into or carrying rights to subscribe for Shares;

(x)                  “Valmont relevant securities” means relevant securities (such term having the meaning given to it in the Code in relation to an offeror) of Valmont including any shares in the equity share capital of, or carrying voting rights in, Valmont and any securities convertible into or carrying rights to subscribe for any such shares;

(xi)               “relevant securities” means Delta relevant securities and Valmont relevant securities;

(xii)            references to a pension fund of Delta or of any company covered in sub-paragraph (ii)(a) above do not include such pension funds which are managed under an agreement or arrangement with an independent third party on the terms set out in Note 7 on the definition in the Code of “acting in concert”;

(xiii)         “related parties”, in relation to a director, means those persons whose interests in shares the director would be required to disclose pursuant to Part 22 of the Companies Act and related regulations; and

(xiv)        “short position” means any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.

(B)                     Interests in relevant securities

As at the close of business on 9 March 2010 (being the last practicable date prior to the publication of this document):

Interests in Delta relevant securities

(i)                      the Delta Directors and their respective related parties were interested, directly or indirectly, in the following Delta relevant securities:

Name	Number of Shares
Steve Marshall	15,000
Todd Atkinson	260,484
Jon Kempster	17,500
Andrew Walker	9,074
Mark Lejman	50,569
Paul Gismondi	10,000

(ii)                   the Delta Directors held the following options in respect of Shares under the Delta Share Schemes:

Name	Scheme	Number of Shares under option
Todd Atkinson	Deferred Bonus Plan	533,258
	Performance Share Plan	390,308
	ESOS	80,000

Jon Kempster	Deferred Bonus Plan	246,454
	Performance Share Plan	391,817

(iii)                the following associate of Delta was interested, directly or indirectly, in Shares:

Name	Number of Shares
Delta plc Employee Share Ownership Trust	4

(C)                     General

Save as disclosed in this paragraph 3, as at the close of business on 9 March 2010 (being the latest practicable date prior to the publication of this document):

(i)                      none of:

(a)                  the Offeror,

(b)                  the Directors of Valmont or their respective related parties;

(c)                   the Directors of the Offeror or their respective related parties;

(d)                  any person acting in concert with the Offeror; or

(e)                   any person who is party to a Note 6 arrangement with the Offeror or any person acting in concert with the Offeror had any interest in or right to subscribe for any Delta relevant securities, or any short position in respect of Delta relevant securities or (save for any borrowed shares which have been on-lent or sold) had borrowed or lent any Delta relevant securities, nor has any such person dealt in any Delta relevant securities during the period commencing on 4 March 2009 (being the date 12 months prior to the commencement of the Offer Period) and ending on 9 March 2010 (being the latest practicable date prior to the publication of this document);

(ii)                   none of:

(a)                  Delta;

(b)                  the Directors of Delta or their respective related parties;

(c)                   any associates of Delta; or

(d)                  any person who is party to a Note 6 arrangement with Delta or any person who is an associate of Delta had any interest in or right to subscribe for any relevant securities, or any short position in respect of relevant securities, nor has any such person dealt in any relevant securities during the period commencing on 4 March 2010 (being the date of the commencement of the Offer

Period) and ending on 9 March 2010 (being the latest practicable date prior to the publication of this document);

(iii)                neither Delta nor any person acting in concert with Delta had borrowed or lent any Delta relevant securities, save for any borrowed shares which have been either on-lent or sold;

(iv)               Delta has not redeemed or purchased any Shares or any securities convertible into, rights to subscribe for or options in respect of, or derivatives referenced to Shares during the period commencing on 4 March 2010 (being the date of the commencement of the Offer Period) and ending on 9 March 2010 (being the latest practicable date prior to the publication of this document).

(D)                     No arrangements

Save as disclosed in this document:

(i)                      neither the Offeror nor any person acting in concert with the Offeror has any Note 6 arrangement with any person; and

(ii)                   none of:

(a)                  Delta;

(b)                  any Director of Delta or of any company covered in sub-paragraph (A)(ii)(a) above or any of such director’s related parties; or

(c)                   any associate of Delta

has any Note 6 arrangement with any person.

4.                            Irrevocable undertakings

Irrevocable undertakings to accept, or procure the acceptance of the Offer, have been given to the Offeror in respect of the following Shares, being, to the best of the knowledge and belief of the Delta Directors, the relevant parties’ entire holdings of or interests in Shares as at the close of business on 9 March 2010 (being the latest practicable date prior to the publication of this document).

Name	Number of Shares
Steve Marshall	15,000
Todd Atkinson	260,484
Jon Kempster	17,500
Andrew Walker	9,074
Mark Lejman	50,569
Paul Gismondi	10,000

These shares represent, in aggregate. approximately 0.24 per cent. of Delta’s existing issued ordinary share capital. These undertakings will remain binding in the event of a competing offer being made for Delta and will cease to be binding only if the Offer lapses or is withdrawn.

The undertakings provide that each of the Delta Directors named above shall, within ten days of the posting of this offer document, accept or procure acceptance of the Offer in accordance with its terms.

The undertakings given by the Delta Directors also apply to any other Shares acquired after the date of the undertakings (including Shares acquired upon the exercise of options) and any shares attributable to or derived from the Shares subject to the undertakings while the Offer remains open for acceptance. The Delta Directors have agreed that they shall accept or procure acceptance of the Offer in accordance with its terms in respect of any such Shares allotted to or otherwise acquired after the posting of this offer document within ten days of such allotment or acquisition.

The Delta Directors named above have also agreed not to withdraw any acceptance of the Offer.

5.                            Market quotations

The following table shows the middle market quotations for Shares, as derived from the Daily Official List of the London Stock Exchange, on the first business day in each of the six months immediately before the date of this document, on 3 March 2010 (being the last Business Day prior to the commencement of the Offer Period) and on 9 March 2010 (being the latest practicable date prior to the posting of this document):

Date	Share price (pence)
1 October 2009	176.8
2 November 2009	164.5
1 December 2009	139.8
4 January 2010	142.0
1 February 2010	160.0
1 March 2010	156.3
3 March 2010	153.8
9 March 2010	190.0

6.                            Delta Share Schemes

The Offer also extends to any Shares which are unconditionally allotted or issued and fully paid (or credited as fully paid) on or before the date on which the Offer closes (or such earlier date as the Offeror may, subject to the Code, decide) as a result of the exercise of existing options and vesting of awards granted under the Delta Share Schemes following the Offer becoming or being declared unconditional in all respects. Appropriate proposals will be made as soon as practicable to holders of options.

7.                            Material contracts of Delta

In addition to the inducement fee arrangements and non-solicitation arrangements summarised in paragraph 8 of Part II to this document, the only material contract entered into by a member of the Delta Group, during the period beginning two years before the commencement of the Offer Period, otherwise than in the ordinary course of business are the contracts described below.

On 4 June 2008, Delta entered into a bulk annuity purchase agreement with Pension Insurance Corporation Limited (“PIC”) and Delta Pension Nominees Limited (“DPN”), the trustees of the Delta Pension Plan (“DPP”), pursuant to which PIC agreed to issue an annuity policy in respect of all pensioners in the DPP as at 31 December 2007 (the “Pensioners”). In consideration for PIC agreeing to assume responsibility for this liability, DPN agreed to transfer to PIC assets from the DPP with a value on 14 May 2008 of approximately £315 million. In addition, in order to fund the total cost of the annuity policy, Delta paid a further premium to PIC of approximately £50 million.

In order to best implement the agreement between the parties referred to in the paragraph above, it was subsequently agreed that a “mirror image” pension scheme called the Delta Pension Scheme (“DPS”) should be established. An appropriate proportion of the assets and liabilities of the DPP were transferred to the DPS pursuant to an agreement between Delta, DPN and the trustees of the DPS, Capital Cranfield Trustees Limited (“CCT”), dated 22 December 2008. On the same date, a deed of assignment was entered into between Delta, CCT and PIC, pursuant to which the benefit of the annuity policy with PIC was transferred from the DPP to the DPS.

Individual annuity policies securing the liabilities owed by the DPP (and subsequently the DPS) towards the Pensioners have since been issued by PIC.

8.                            Service contracts of directors of Delta

(A)                     Particulars of Mr Atkinson’s service agreement with Delta are:

Date	Notice Period	Basic annual salary for the year ended 31 December 2009 (£)	Revised annual salary effective from 1 January 2010 (£)
23 October 2003	12 months	351,500	358,500

Delta has the discretion to terminate Mr Atkinson’s employment with immediate effect by: (i) making a payment equal to his salary and the value of Delta’s combined pension contributions; and (ii) continuing to provide other contractual benefits or compensating Mr Atkinson in respect of the loss of any benefit in kind, in lieu of any unexpired notice period.

Delta may, at the discretion of the Delta Board’s remuneration committee, pay to Mr Atkinson a bonus up to a maximum amount equal to 150 per cent. of his salary and 50 per cent. of any bonus will be deferred through the Delta Deferred Bonus Plan.

Mr Atkinson, at the sole discretion of the Delta Board’s remuneration committee, is entitled to participate in the Delta Performance Share Plan. If any awards are made they will be over ordinary shares in the capital of Delta and shall have a value of not more than 40 per cent. of Mr Atkinson’s salary. In light of the Offer, the Delta Board’s remuneration committee has determined not to prorate the Delta Performance Share Plan grants that vest upon change of control and has also determined to pay cash in lieu of the issuance of shares under the Delta Performance Share Plan, the Deferred Bonus Plan and the Executive Share Option Scheme.

Mr Atkinson is eligible to participate in the Delta Pension Plan, a funded HMRC approved final salary pension scheme. Mr Atkinson also receives a supplement to his annual salary equal to 40 per cent. of his basic salary that exceeds the “notional” HMRC earning cap applicable to the Delta Pension Plan.

Mr Atkinson is also entitled to private medical insurance for him, his wife and unmarried dependant children below the age of 21. In addition to this, Mr Atkinson is entitled to private medical insurance in the US but this is restricted to catastrophic illness cover only.

Mr Atkinson is entitled to be reimbursed for all reasonable travelling, hotel, entertainment and other out-of-pocket expenses reasonably incurred in the performance of his duties. In addition, Mr Atkinson is entitled to either a car which is maintained, licensed and insured at the expense of Delta or a car allowance of £21,000.

Mr Atkinson is entitled to be reimbursed for his reasonable costs in respect of personal tax advice obtained for the purposes of completing his annual UK and US tax returns.

(B)                     Particulars of Mr Kempster’s service agreement with Delta are:

Date	Notice Period	Basic annual salary for the year ended 31 December 2009 (£)	Revised annual salary effective from 1 January 2010 (£)
30 October 2006	6 months	227,500	232,000

Delta has the discretion to terminate Mr Kempster’s employment without any notice or on less than six months notice provided that if it does so it will pay him a sum equal to, but no more than, his salary and the value of other contractual benefits (not including bonus or grant of shares) in lieu of any unexpired notice period.

Delta may, at the discretion of the Delta Board’s remuneration committee, pay to Mr Kempster a bonus up to a maximum amount equal to 140 per cent. of his salary and 50 per cent. of any bonus will be deferred through the Delta Deferred Bonus Plan.

Mr Kempster, at the sole discretion of the Delta Board’s remuneration committee, is entitled to participate in the Delta Performance Share Plan. If any awards are made they will be over ordinary shares in the capital of Delta and shall have a value of not more than 40 per cent. of Mr Kempster’s salary. An award of 100 per cent. of his salary was made to Mr Kempster at the time of his appointment to the Delta Board. In light of the Offer, the Delta Board’s remuneration committee has determined not to prorate the Delta Performance Share Plan grants that vest upon change of control and has also determined to pay cash in lieu of the issuance of shares under the Delta Performance Share Plan, the Deferred Bonus Plan and the Executive Share Option Scheme.

Mr Kempster is eligible to participate in the Delta Pension Plan, a funded HMRC approved final salary pension scheme. Mr Kempster also receives a supplement to his annual salary equal to 20 per cent. of his basic salary that exceeds the “notional” HMRC earning cap applicable to the Delta Pension Plan.

Mr Kempster is entitled to life insurance cover equal to four times his salary and to private medical insurance for him, his wife and unmarried dependant children below the age of 21.

Mr Kempster is also entitled to be reimbursed for all reasonable travelling, hotel, entertainment and other out-of-pocket expenses reasonably incurred in the performance of his duties and a car allowance of £18,000.

(C)                     Non-executive Delta Directors do not have service contracts but instead each has a letter of appointment setting out the terms and conditions of appointment. Particulars of the letters of appointment between the non-executive Delta Directors and Delta are:

Name	Date	Notice Period	Fee for the year ended 31 December 2009 (£)
Steve Marshall	15.03.04 (amended on 29.06.05)	3 months	100,000
Andrew Walker	11.05.05	1 month	35,000
Mark Lejman	10.05.06	1 month	35,000
Paul Gismondi	15.06.09	1 month	14,583	*

*         prorated from the date of his appointment.

Each non-executive Delta Director is entitled to have the costs of independent legal advice required in connection with the performance of their duties met by Delta in certain circumstances. The non-executive Delta Directors are also entitled to be reimbursed for all reasonable and properly documented expenses incurred in performing their duties. There are no provisions in the non-executive Delta Directors’ letters of appointment for compensation to be payable in the event of early termination of their letters of appointment.

(D)                     Save as disclosed in paragraphs 8(A) and 8(B) above, there are no service contracts between any of the Delta Directors or proposed Directors of Delta and any member of the Delta Group as at the date of this document. No such contracts have been entered into or amended within six months preceding the date of this document.

9.                            Basis of calculations and sources of information

(A)                     Unless otherwise stated, the financial information concerning the Valmont Group has been extracted or derived (without any adjustment) from Valmont’s Form 10-K containing the Valmont Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended 26 December 2009 and from Valmont’s fourth quarter results announcement made on 16 February 2010.

(B)                     Unless otherwise stated, the financial information concerning the Delta Group has been extracted or derived (without any adjustment) from Delta’s audited annual reports and accounts for the financial years ended 31 December 2009, 31 December 2008 and 31 December 2007 and the Interim Report for the financial period ended 30 June 2009.

(C)                     The value placed by the Offer on the entire existing issued ordinary share capital, and other statements made by reference to the existing issued ordinary share capital, of Delta are based on, as applicable, the Offer Price of 185 pence per Share and 153,763,755 Shares being in issue as sourced from Delta’s shareholder register as at 9 March 2010 (being the latest practicable date prior to the publication of this document).

(D)                     References to a percentage of Shares are based on the number of Shares in issue as set out in (C) above.

(E)                      Unless otherwise stated, all prices quoted for Shares have been derived from the Daily Official List of the London Stock Exchange and represent closing middle market prices on the relevant date.

(F)                       The Offer Price premium calculations have been calculated by reference to prices of:

•                                153.8 pence for each Share, being the closing price on 3 March 2010, the latest practicable Business Day prior to the commencement of the Offer Period;

•                                the average closing price of 148.4 pence for each Share for the one month prior to and including 3 March 2010, the latest practicable Business Day prior to the commencement of the Offer Period; and

•                                the average closing price of 145.3 pence for each Share for the three months prior to and including 3 March 2010, the latest practicable Business Day prior to the commencement of the Offer Period.

(G)                     The share price of Valmont’s common shares on 9 March 2010 (being the latest practicable date prior to the publication of this document) is based on the closing price provided by the New York Stock Exchange on that date and the market capitalisation of Valmont has been based on 26,284,789 Valmont common shares being in issue (as sourced from Valmont’s Form 10-K for the fiscal year ended 26 December 2009).

10.                     Financing arrangements and cash confirmation

(A)                     The maximum amount of cash consideration payable under the Offer on its current terms is approximately £287.6 million. This is based on the existing issued ordinary share capital of 153,763,755 Shares (as sourced from Delta’s shareholder register as at 9 March 2010 (being the latest practicable date prior to the publication of this document) and an additional amount of 1,673,815 Shares assuming the full exercise of all outstanding options and vesting of awards granted under the Delta Share Schemes as at 9 March 2010 (being the latest practicable date prior to the publication of this document).

(B)                     The cash consideration payable by the Offeror under the terms of the Offer will be funded from Valmont’s existing cash resources and from committed debt financing for the Offer to be provided by Credit Suisse Securities (USA) LLC and Banc of America Securities LLC pursuant to an agreement entered into by Valmont dated 3 March 2010 described in paragraph (C) below.

(C)                     Valmont has entered into a Senior Unsecured Bridge Credit Agreement (the “Bridge Agreement”) dated 3 March 2010 with Bank of America, N.A., as Administrative Agent, the other lenders party thereto and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers. The Bridge Agreement provides for a USD200 million senior unsecured term loan facility that matures 364 days following the initial borrowing thereunder. The obligations of Valmont under the Bridge Agreement are guaranteed by its wholly-owned subsidiaries PiRod, Inc., Valmont Coatings, Inc., Valmont Newmark, Inc., Valmont Queensland Pty Ltd. and the Offeror. Borrowings under the Bridge Agreement will bear interest, payable quarterly or, if earlier, at the end of any interest period.

The Bridge Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on Valmont and its subsidiaries with respect to indebtedness, liens, mergers and acquisitions, dispositions of assets, investments, restricted payments, transactions with affiliates and prepayments of indebtedness. The Bridge Agreement also contains customary financial covenants and events of default (with customary grace periods, as applicable) and requires prepayment of borrowings with the net cash proceeds received from certain asset sales and debt and equity issuances. The ability of the lenders to cancel commitments, rescind or terminate the Bridge Agreement, refuse to make a loan under the Bridge Agreement or accelerate or cause prepayment of any amounts owing under the Bridge Agreement or related documents is limited during a certain funds period, which shall expire on the earlier of (i) the Offer lapsing or being withdrawn, (ii) the date on which all amounts payable in connection with the acquisition of the Shares under the Offer have been paid and (iii) four months from the date of the Bridge Agreement.

Under the terms of the Bridge Agreement, Valmont has agreed that it will not, without the consent of the arrangers (i) amend, waive or modify the US competition Condition contained in paragraph 1(B) of Part A of Appendix I to this document, or (ii) waive, amend or vary any Condition in any material respect except as required to do so under the Code, by the Panel or by law or to the extent that such action would not be materially adverse to the lenders under the Bridge Agreement.

(D)                     The Offeror does not intend that the payment of interest or other charges of such facility will depend, to any significant extent, on the business of any member of the Delta Group.

(E)                      Valmont has entered into foreign currency hedging transactions in order to limit its exposure to any exchange rate fluctuation which may adversely affect the ability of Valmont and/or the Offeror to fulfil their obligations under the Offer.

(F)                       Credit Suisse has confirmed that it is satisfied that sufficient financial resources are available to the Offeror to satisfy in full the cash consideration payable under the terms of the Offer.

11.                     Material change in Delta and Valmont

(A)                     The Delta Directors are not aware of any material change in the financial or trading position of the Delta Group since 31 December 2009, being the date to which the last published audited accounts of Delta were prepared.

(B)                     Save as previously disclosed in Valmont’s fourth quarter results announcement on 16 February 2010 and described in paragraph 6 of Part II of this document, there has been no known material change in the financial and trading position of the Valmont Group since 26 December 2009, being the date to which the last published audited accounts of Valmont were prepared.

12.                     Persons acting in concert

In addition to Valmont, the Valmont Directors and the Offeror Directors, the persons who are acting in concert, within the meaning given in the Code, with the Offeror are:

Name	Type	Registered office	Relationship with the Offeror
Credit Suisse	Adviser	One Cabot Square, London, E14 4QJ, UK	Financial adviser in relation to the Offer

In addition to the Delta Directors, the persons who are acting in concert, within the meaning given in the Code, with Delta are:

Name	Type	Registered office	Relationship with Delta
Rothschild	Adviser	New Court, St Within’s Lane, London, EC4P 4DU, UK	Financial adviser in relation to the Offer

Arbuthnot Securities Limited	Connected adviser	Arbuthnot House, 20 Ropemaker Street, London, EC2Y 9AR	Corporate Broker

13.                     General

(A)                     Save as disclosed in this document, the Offeror and Valmont are not party to any agreement or arrangement which relates to the circumstances in which it may or may not invoke or seek to invoke a condition to the Offer.

(B)                     Save as disclosed herein, no agreement, arrangement or understanding (including any compensation arrangement) exists between the Offeror or any person acting in concert with the Offeror for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of Delta having any connection with or dependence upon, or which is conditional upon, the outcome of the Offer.

(C)                     No proposal exists in connection with the Offer for any payment or other benefit to be made or given to any director of Delta as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

(D)                     There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Shares to be acquired by the Offeror pursuant to the Offer will be transferred to any other person, save that the Offeror reserves the right to transfer any Shares to any other member of the Offeror Group or to a nominee.

(E)                      Credit Suisse has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

(F)                       Rothschild has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

14.                     Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Slaughter and May, One Bunhill Row, London EC1Y 8YY, during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) and on Valmont’s website at www.valmont.com and Delta’s website at www.deltaplc.com while the Offer remains open for acceptances:

(A)                     the articles of association of Valmont and the constitution of the Offeror;

(B)                     the memorandum and articles of association of Delta;

(C)                     the Valmont Form 10-K containing the Valmont Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended 26 December 2009;

(D)                     the published audited consolidated accounts of Delta for each of the two years ended 31 December 2009 and 31 December 2008;

(E)                      the irrevocable undertakings referred to in paragraph 4 of this Appendix IV;

(F)                       the written consents of the financial advisers referred to in paragraph 13 of this Appendix IV;

(G)                     documents relating to the payment of an inducement fee or similar arrangement;

(H)                    the Bridge Agreement as described in paragraph 10(C) of this Appendix IV; and

(I)                         this document and the Form of Acceptance.

15.                     Documents incorporated by reference

Delta financial information

Appendix II incorporates financial information on the Delta Group by reference to Delta’s audited annual report and accounts for the financial periods ended 31 December 2009, 31 December 2008 and 31 December 2007. These documents are available for inspection at the following web addresses:

(A)                     Delta Group Annual Report and Accounts for the year ended 31 December 2009: http://www.deltaplc.com/Investor_Centre/Financials/Annual|Interim_Reports/2009_Annual_Report/File.aspx?id=1235

(B)                     Delta Group Annual Report and Accounts for the year ended 31 December 2008: http://www.deltaplc.com/Investor_Centre/Financials/Annual|Interim_Reports/2008_Annual_Report/File.aspx?id=1173

(C)                     Delta 2007 Group Annual Report and Accounts for the year ended 31 December 2007: http://www.deltaplc.com/Investor_Centre/Financials/Annual|Interim_Reports/2007_Annual_Report_and_Accounts/File.aspx?id=1126

Please refer to Appendix II for the relevant page numbers of the documents referred to above.

Valmont financial information

Appendix III incorporates financial information on the Valmont Group in respect of the fiscal years ending 27 December 2008 and 26 December 2009 by reference to Valmont’s Form 10-K containing the Valmont Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended 26 December 2009. This document is available for inspection on Valmont’s website at www.valmont.com.

Please refer to Appendix III for the relevant page numbers of the documents referred to above.

General

Any Shareholder or holder of options or awards under the Delta Share Schemes may request a copy of such documents in hard copy form. A hard copy of such documents will not be sent to such persons unless requested from Equiniti by way of either written request to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA or request by telephone on 0871 384 2050 (when telephoning from inside the UK) or +44 121 415 0259 (when telephoning from outside the UK). If requested, copies will be provided within two Business Days of such request.

16.                     Date of despatch and publication

This document was despatched and published on 10 March 2010.

APPENDIX V

DEFINITIONS

The following definitions apply throughout this document and the accompanying documents, unless otherwise stated or the content otherwise requires:

“Australia”	Australia, its provinces and territories and all areas subject to its jurisdiction and any political sub-division thereof

“Business Day”	any day, other than a Saturday, Sunday or public or bank holiday, on which banks are generally open for business in the City of London

“Canada”	Canada its provinces and territories and all areas subject to its jurisdiction and any political sub-division thereof

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST)

“Code”	the City Code on Takeovers and Mergers

“Companies Act”	the Companies Act 2006 (as amended)

“Competing Proposal”

means an offer, possible offer, proposal, tender offer, scheme of arrangement, possible scheme of arrangement, recapitalisation or other actual or possible transaction in respect of all of the issued or to be issued Shares or of such number of Shares which could trigger a requirement to make a mandatory offer for any Shares under Rule 9 of the Code, or, (save in respect of the sale by Delta of its interests in Delta EMD, Delta EMD Limited, MMC and Donhad Pty Limited), any proposed arrangement or actual or possible transaction which involves or contemplates the transfer of the whole or a material part of the undertaking, business or assets of Delta or which is inconsistent with the consummation of the Offer or the satisfaction of any Condition

“Conditions”	the conditions to the Offer which are set out in paragraph 1 of Part A of Appendix I to this document

“Credit Suisse”	Credit Suisse Securities (Europe) Limited, financial adviser to Valmont and the Offeror

“CREST”	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations)

“CREST member”	a person who has been admitted by Euroclear as a system member (as defined in the Regulations)

“CREST participant”	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)

“CREST sponsor”	a CREST participant admitted to CREST as a CREST sponsor

“CREST sponsored member”	a CREST member admitted to CREST as a personal member under the sponsorship of a CREST sponsor

“Delta”	Delta plc, a company registered under the Companies Act (registered under number 00026077, with registered office at Bridewell Gate, 9 Bridewell Place, London EC4V 6AW, UK)

“Delta Directors” or “Delta Board” or “Directors of Delta”	the persons whose names are set out in paragraph 2.3 of Appendix IV to this document or, where the context so requires, the directors of Delta from time to time

“Delta EMD”	Delta EMD (Pty) Limited, a company listed on the Johannesburg Stock Exchange in which Delta currently indirectly holds a 56.4 per cent. stake

“Delta Group”	Delta and each of its subsidiaries and subsidiary undertakings from time to time

“Delta Pension Scheme”	Delta’s defined benefit scheme for qualifying employees in the United Kingdom

“Delta Share Schemes”

the 1999 Delta Executive Share Option Scheme, the Deferred Bonus Plan 2006, the Performance Share Plan, the Share Award Agreement for the Chief Executive, the Save As You Earn and International Save As You Earn share option schemes and any other arrangements for involving the employees of Delta and/or members of the Delta Group in the share capital of Delta

“Disclosure Rules and Transparency Rules”

the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name

“Electronic Acceptance”	the inputting and settling of a TTE Instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document

“Enlarged Group”	the combined Valmont Group and Delta Group from the date on which the Offer becomes or is declared wholly unconditional

“Equiniti”	Equiniti Limited, a company incorporated under the laws of England and Wales

“ESA instruction”	an Escrow Account Adjustment Input (AESN), transaction type (“ESA”) (as described in the CREST manual issued by Euroclear, as amended from time to time)

“Escrow Agent”	Equiniti (in its capacity as an Escrow Agent as described in the CREST manual issued by Euroclear, as amended from time to time)

“Euroclear”	Euroclear UK & Ireland Limited

“Exchange Act”	the United States Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Form of Acceptance”	the form of acceptance, and authority, relating to the Offer accompanying this document

“holder”	a registered holder and includes any person(s) entitled by transmission

“IFRS”	International Financial Reporting Standards

“Japan”	Japan, its provinces and territories and all areas subject to its jurisdiction and any political sub-division thereof

“Johannesburg Stock Exchange”	the exchange, licensed under the South African Security Services Act, operated by JSE Limited

“Listing Rules”

the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name

“London Stock Exchange”	London Stock Exchange plc

“member account ID”	the identification code or number attached to any member account in CREST

“MMC”	Manganese Metal Company (Pty) Limited, a company registered in South Africa in which Delta currently holds a 49 per cent. shareholding

“Offer”

the recommended cash offer made by the Offeror to acquire all the Shares on the terms and conditions set out herein and, where the context so requires, any subsequent revision, variation, extension or renewal thereof

“Offeror”

Valmont Group Pty Ltd, a proprietary company limited by shares incorporated in Queensland, Australia with registered number ACN 142 189 295 and registered address 123 Cobalt Street, Carole Park, Queensland, 4300 Australia

“Offeror Board” or “Offeror Directors”
or “Directors of the Offeror”	the persons whose names are set out in paragraph 2.1 of Appendix IV to this document or, where the context so requires, the directors of the Offeror from time to time

“Offer Period”	the period commencing on (and including) 4 March 2010 and ending on the date on which the Offer becomes or is declared wholly unconditional as to acceptances or lapses

“Offer Price”	185 pence in cash per Share

“Official List”	the Official List of the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (as amended)

“Overseas Shareholder”	a Shareholder who is citizen, resident or national of a jurisdiction outside the United Kingdom or the United States

“Panel”	the Panel on Takeovers and Mergers

“participant ID”	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

“pounds sterling”, “£”, “pence” or “p” the lawful currency of the United Kingdom

“Preference Shares”	the 6 per cent. cumulative first preference shares of £1 each and the 4.5 per cent. cumulative second preference shares of £1 each of Delta

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 01/378), as amended

“Regulatory Information Service”	any of the services set out in Appendix 3 to the Listing Rules

“Restricted Jurisdiction”

Canada, Japan and other any jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which the Offeror regards as unduly onerous

“Rothschild”	NM Rothschild & Sons, financial adviser to Delta

“Scheme”

a scheme of arrangement under Part 26 of the Companies Act between Delta and the Shareholders (should the Offeror elect to make the Offer by way of a scheme of arrangement (as that term is defined in the Companies Act))

“SEC”	the U.S. Securities and Exchange Commission

“Shareholders”	the holders of Shares, from time to time

“Shares”

the existing unconditionally allotted or issued and fully paid (or credited as fully paid) ordinary shares of 25 pence each in the capital of Delta and any further such shares which are unconditionally allotted or issued on or prior to the date on which the Offer closes or, subject to the provisions of the Code, such earlier date or dates as the Offeror may decide but excluding in both cases any such shares held or which become held in treasury

“TFE Instruction”

a Transfer from Escrow instruction (as described in the CREST manual issued by Euroclear, as amended from time to time) in relation to Shares in uncertificated form meeting the requirements set out in paragraph 16.2 of Part II of this document

“Treasury Shares”	any shares held by Delta as treasury shares as defined in section 724(5) of the Companies Act

“TTE Instruction”

a Transfer to Escrow instruction (as described in the CREST manual issued by Euroclear, as amended from time to time) in relation to Shares in uncertificated form meeting the requirements set out in paragraph 16.2 of Part II of this document

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for listing in the United Kingdom

“uncertificated” or
“in uncertificated form”	a share or other security recorded on the relevant register as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST

“United States” or “US”	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction

“US Business Day”	any day other than a Saturday, Sunday or a federal holiday in the US

“US Dollars” and “US$” or “USD”	US dollars, the lawful currency of the United States

“US GAAP”	Generally Accepted Accounting Principles in the United States

“US Securities Act”	the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

“Valmont”

Valmont Industries, Inc., a company incorporated in the United States in the state of Delaware whose principal place of business is One Valmont Plaza, Omaha, Nebraska, 68154 United States and registered address is 209 Orange Street, Wilmington, Delaware, 19801, United States

“Valmont Board” or
“Valmont Directors” or
“Directors of Valmont”	the persons whose names are set out in paragraph 2.2 of Appendix IV to this document or, where the context so requires, the directors of Valmont from time to time

“Valmont Group”	Valmont and each of its subsidiaries and subsidiary undertakings from time to time

“Wider Delta Group”

Delta and its subsidiary undertakings, associated undertakings and any other undertaking in which Delta and/or any such subsidiary or associated undertakings (aggregating their interests) has or together have a direct or indirect interest in twenty per cent. or more of the equity share capital (as defined in the Companies Act)

“Wider Valmont Group”

Valmont and its subsidiary undertakings, associated undertakings and any other undertaking in which Valmont and/or any such subsidiary or associated undertakings (aggregating their interests) has or together have a direct or indirect interest in twenty per cent. or more of the equity share capital (as defined in the Companies Act)

For the purposes of this document, “subsidiary”, “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act and “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those regulations.

Certain other capitalised terms not otherwise defined above are defined and used elsewhere in this document.

Words importing the singular shall include the plural and vice versa.

All times referred to in this document are London times unless otherwise stated.

imprima — C102338